Exhibit 10.3
(English Translation)
SYNDICATED FACILITY AGREEMENT

FOR THE PROJECT OF LARGE SCALE AND HIGH STRENGTH ALUMINUM ALLOY PLATES

MULTI-CURRENCY SECURED TERM LOAN FACILITIES OF UP TO: FACILITY A (TERM): USD 30,600,000
FACILITY B (TERM): RMB 993,510,000

AUGUST 8, 2012

FOR

ALERIS DINGSHENG ALUMINUM (ZHENJIANG) CO. LTD.
as the Borrower

WITH

BANK OF CHINA LIMITED, JIANGSU BRANCH
as the Lead Arranger

AGRICULTURAL BANK OF CHINA LIMITED, ZHENJIANG BRANCH
as the Secondary Arranger

BANK OF CHINA LIMITED, ZHENJIANG JINGKOU SUB-BRANCH
as the Facility Agent and the Security Agent

AND

BANK OF CHINA LIMITED, ZHENJIANG JINGKOU SUB-BRANCH

AGRICULTURAL BANK OF CHINA LIMITED, ZHENJIANG RUNSHOU SUB-BRANCH

SHANGHAI PUDONG DEVELOPMENT BANK, LUWAN SUB-BRANCH
as the Lenders

TABLE OF CONTENTS

SECTION    PAGE

SECTION		PAGE
1.	DEFINITIONS AND INTERPRETATIONS	1
2.	FACILITIES	11
3.	TENOR AND PURPOSE	13
4.	CONDITIONS PRECEDENT TO UTILISATION	13
5.	UTILISATION	14
6.	REPAYMENT	16
7.	PREPAYMENT AND CANCELLATION	18
8.	INTEREST RATE AND INTEREST PERIOD	19
9.	DEFAULT INTEREST	20
10.	CHANGES IN THE CALCULATION OF INTEREST	20
11.	FEES	21
12.	TAXES	22
13.	INDEMNITIES	22
14.	COST AND EXPENSES	23
15.	REPRESENTATIONS AND WARRANTIES	23
16.	COVENANTS AND UNDERTAKINGS	24
17.	EVENTS OF DEFAULT	28
18.	NOTICE AND REMEDIES	29
19.	TRANSFERS AND PARTICIPATION	30
20.	CHANGES IN THE OBLIGORS	35
21.	RELATIONSHIP BETWEEN THE FINANCE PARTIES	35
22.	SHARING AMOUNG THE FINANCE PARTIES	43
23.	PAYMENT MECHANICS	44
24.	NOTICES	46
25.	DISCLOSURE	48
26.	PARTIAL INVALIDITY	48
27.	AMDENDMENTS AND WAIVERS	49
28.	COUNTERPARTS	49
29.	ENTIRE AGREEMENT	49
30.	CONTROLLING PROVISIONS	49
31.	SECURITY	49
32..	GOVERNING LAW AND JURISDICTION	49
	SCHEDULE 1 LENDERS AND COMMITMENTS	51
	SCHEDULE 2 CONDITIONS PRECEDENT	52
	SCHEDULE 3 FORM OF UTILISATION REQUEST	55
	SCHEDULE 4 FORM OF PARTICIPATION NOTICE	56
	SCHEDULE 5 FORM OF TRANSFER CERTIFICATE	57
	SCHEDULE 6 FORM OF TRANSFER ORDER	59
	SCHEDULE 7 LIST OF COMPETITORS	60
	EXHIBIT A INITIAL DRAWDOWN SCHEDULE	61
	EXHIBIT B ALTERNATIVE FINANCING DOCUMENTS	1

THIS SYNDICATED FACILITY AGREEMENT (this “Agreement”) is dated August 8, 2012, by and among:

(1)	Aleris Dingsheng Aluminum (Zhenjiang) Co. Ltd., a Sino-foreign joint venture company established under the laws of the People's
Republic of China, as the borrower (the “Borrower”);

(2)    Bank of China Limited, Jiangsu Branch, as a lead arranger (the “Lead Arranger”);

(3)	Agricultural Bank of China Limited, Zhenjiang Branch, as a secondary arranger (the “Secondary Arranger);

(4)	Bank of China Limited, Zhenjiang Jingkou Sub-Branch, as the facility agent for the Finance Parties (in such capacity, the “Facility Agent”);

(5)	Bank of China Limited, Zhenjiang Jingkou Sub-Branch, as the security agent for the Finance Parties (in such capacity, the “Security Agent”); and

(6)	The Financial Institutions listed in Schedule 1, as the lenders (the “Lenders”).

R E C I T A L S

A.
Pursuant to that certain Facility Agreement, dated March 29, 2011, by and between Bank of China Limited, Zhenjiang Jingkou Sub-Branch (“Bank of China”) and the Borrower, as amended by (i) that certain Amendment Agreement, dated May 18, 2011, by and between Bank of China and the Borrower, (ii) that certain Amendment No. 2 to the Facility Agreement, dated December 28, 2011, by and between Bank of China and the Borrower, and (iii) that certain Amendment No. 3 to the Facility Agreement, dated April 16, 2012, by and between Bank of China and the Borrower (as amended, the “Original Facility Agreement”), Bank of China agreed to extend to the Borrower multi-currency loans subject to the terms therein.

B.
Bank of China and the Borrower have agreed to terminate the Original Facility Agreement on the date hereof pursuant to the terms herein, and agree, subject to and in accordance with the terms herein, that all amounts disbursed under the Original Facility Agreement (together with each party's respective rights and obligations in respect thereto) shall be deemed to have been disbursed under this Agreement.

C.    This Agreement shall supersede the terms and conditions of the Original Facility
Agreement in all respects.

D.
The Arrangers, the Facility Agent, the Security Agent and the Lenders have formed a syndicate in accordance with this Agreement and have agreed to grant syndicated loans to the Borrower in accordance with the terms and conditions set forth herein.

IT IS HEREBY AGREED as follows:

1.    DEFINITIONS AND INTERPRETATION

1.1    Definitions

In this Agreement:

“Account Bank” means Bank of China Limited, Zhenjiang Jingkou Sub-Branch.

“Additional Financing” has the meaning set forth in Section 16.3(a).

“Affiliate” means, in respect of any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Aleris Asia” means Aleris Asia Pacific Limited.

“Alternative Financing Documents” has the meaning set forth in Section 2.4(a).

“Alternative Loans” has the meaning set forth in Section 2.4(a).

“Arrangers” means the Lead Arranger and the Secondary Arranger or either of the foregoing, as the context requires.

“Asset Mortgage Agreement” means the asset mortgage agreement to be entered into between the Borrower and the Security Agent, as amended from time to time.

“Availability Period” means the period commencing on the Original Effective Date to and including the date that is the earlier of (i) January 1, 2015 and (ii) the Completion Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of the Available Facility A Commitment and/or Available Facility B Commitment.

“Available Facility A Commitment” means, in relation to any Lender, the Facility A Commitment for the time being that has been committed to by such Lender minus:

(a) the amount of its participation in the Loans that have been disbursed to the
Borrower under Facility A; and

(b) in relation to any proposed Utilisation pursuant to an executed Utilization Request, the amount of its participation in any Loans that are due to be made under Facility A on or before the proposed Utilisation Date.

“Available Facility B Commitment” means, in relation to any Lender, the Facility B Commitment for the time being that has been committed to by such Lender minus:

(a)	the amount of its participation in any outstanding Loans under Facility B that have been disbursed to the Borrower; and

(b)
in relation to any proposed Utilisation pursuant to an executed Utilization Request, the amount of its participation in any Loans that are due to be made under Facility B on or before the proposed Utilisation Date.

“Bank of China” has the meaning set forth in Recital A.

“Business Day” means a day (other than Saturday, Sunday and statutory PRC holidays) on which banks are open for general business in Zhenjiang, Jiangsu, and (a) in case a payment in US Dollars is involved, a day on which the commercial banks in New York are open for business in New York and (b) in case the determination of LIBOR is involved, a day on which the commercial banks in London are open for business in London.

“Cancellation Notice” has the meaning set forth in Section 7.1(a).

“Commitment” means, as the context requires:

(a)
in relation to any Lender (that is party to this Agreement on the date hereof) at any time, the amount set forth opposite its name under the heading “Commitment” in Schedule 1 (Lenders and Commitments) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement.

“Commitments” means the aggregate Commitment of all the Lenders hereunder, being the aggregate of the Facility A Commitment and the Facility B Commitment.

“Completion Date” means the latest date on which any of the following requirements has been satisfied: (i) all of the buildings and other physical facilities of the Project have been duly and properly constructed and completed in accordance with design specifications, and the Borrower has delivered to the Facility Agent all relevant certifications and reports issued by the EPC contractor and the construction supervision company; (ii) all of the equipment for the Project has been duly and properly installed and commissioned and has satisfactorily passed production tests and the Borrower has delivered to the Facility Agent a testing report completed in good faith and signed by the project manager selected by the Borrower (provided that such project manager is not an Affiliate of the Borrower); and (iii) the Project facilities are capable of producing certified aircraft and non-aircraft products (as defined in the Feasibility Study Report) in commercially feasible quantities.

“Converted Loan” has the meaning set forth in Section 2.4(c).

“Deemed Loan” has the meaning set forth in Section 2.3(b).

“Deemed Loan Amount” has the meaning set forth in Section 2.3(d).

“Dingsheng” means Zhenjiang Dingsheng Aluminum Joint-Stock Co. Ltd.

“Discharged Rights and Obligations” has the meaning set forth in Section 19.5(c)(i).

“Entrusted Payment” means a payment made in accordance with the Utilisation Request and payment entrusment of the Borrower to a counterparty of the Borrower in a transaction conforming to the purpose stipulated in this Agreement using proceeds from a Loan and through the account of the Borrower. Such payment is disbursed by the Facility Agent to the Borrower's bank account on a Utilisation Date and then transferred by the Facility Agent (upon the Borrower's written request) to a third party in accordance with the Borrower's written request.

“Entrustment Documents” has the meaning set forth in Section 5.3(d).

“Event of Default” means any event or circumstance specified as such in Section 17 (Events of Default).

“Facility” means Facility A or Facility B; and

“Facilities” means all of the foregoing.

“Facility Agent” has the meaning set forth in the preamble to this Agreement.

“Facility A” means the term loan facility in US Dollars offered hereunder pursuant to
Section 2 (Facilities).

“Facility A Commitment” means:

(a)
in respect of a Lender, the amount set opposite its name under the heading of “Commitment” in Section I (Commitment in US Dollars) of Schedule 1 (Lenders and Commitments) and the amount of any other Facility A Commitment transferred to it hereunder; and

(b)	in respect of a Transferee Lender, the amount of any Facility A Commitment transferred to it hereunder,

in each case, to the extent that such Commitment is not cancelled or transferred pursuant to the terms hereto.

“Facility A Loan” means a loan made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility B” means the term loan facility in RMB offered hereunder pursuant to
Section 2 (Facilities).

“Facility B Commitment” means:

(a)
in respect of a Lender, the amount set opposite its name under the heading of “Commitment” in Section II (Commitment in RMB) of Schedule 1 (Lenders and Commitments) and the amount of any other Facility B Commitment transferred to such Lender hereunder; and

(b)	in respect of a Transferee Lender, the amount of any Facility B Commitment transferred to it hereunder,

in each case, to the extent that such Commitment is not cancelled or transferred pursuant to the terms hereto.

“Facility B Loan” means a loan made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility Office” means any branch or subsidiary of a Lender notified by such Lender to the Facility Agent in writing on or before the date on which it becomes a Lender (or, following that date, upon the Facility Agent's receipt of prior written notice) as the office or offices through which it will perform its obligations hereunder.

“Feasibility Study Report” means the feasibility study report dated January 11, 2011, prepared by Aleris Asia and Dingsheng for evaluating the technical and commercial feasibility of the Project and of establishing the Borrower, which has been approved by the local counterpart of the National Development and Reform Commission.

“Fee Letter” means any letter or letters setting out any of the fees referred to in
Section 11 (Fees).

“Final Maturity Date” means May 18, 2021, which is the tenth (10th) anniversary of the first utilisation date of Facility A or Facility B under the Original Facility Agreement.

“Finance Documents” means this Agreement, the Letter from the Shareholder, the Security Documents, the Fee Letters and any other document designated as such by the Facility Agent and the Borrower.

“Finance Parties” means the Arrangers, the Facility Agent, the Security Agent and the Lenders.

“Financing Request” has the meaning set forth in Section 16.3(a).

“First Currency” has the meaning set forth in Section 13.1 (Currency Indemnity).

“First Repayment Date” has the meaning set forth in Section 6.1 (First Repayment Date).

“Governmental Agency” means any government, regulatory authority or any governmental agency, semi-governmental or judicial entity.

“Holding Company” means, in respect of a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Initial Drawdown Schedule” means the preliminary drawdown schedule with respect to the Facilities attached hereto as Exhibit A (Initial Drawdown Schecule), which schedule may be updated by the Borrower from time to time and implemented after reasonable approval by the Facility Agent.

“Interest Payment Date” means:

(a)
with respect to a Facility A Loan, each June 21 and December 21 during the term of the Facility A Loan and each Scheduled Repayment Date and the Final Maturity Date; provided that the final Interest Payment Date shall not be later than the Final Maturity Date; and

(b)
with respect to a Facility B Loan, each March 21, June 21, September 21 and December 21 during the term of the Facility B Loan and each Scheduled Repayment Date and the Final Maturity Date; provided that the final Interest Payment Date shall not be later than the Final Maturity Date.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Section 8.2 (Interest Periods) and in relation to an Unpaid Sum that is in default, each period determined in accordance with Section 9 (Default Interest)

“Interest Rate Determination Date” means:

(a)	in respect of any proposed USD Loan to be utilised under Facility A, the second (2nd) London Business Day immediately preceding the relevant Utilisation Date, and, in respect to USD Loans that have been utilised, the second (2nd) London Business Day immediately preceding the next Interest Payment Date applicable to such USD Loans; and

(b)
in respect of any proposed RMB Loan to be utilised under Facility B, the Utilisation Date with respect to such RMB Loan and, in respect to RMB Loans that have been utilised, on each one year anniversary of the first Utilisation Date with respect to each of such RMB Loans or on each one year anniversary of the Utilisation Date with respect to each of such RMB Loans.

“Land Use Rights Mortgage” means that certain land use rights mortgage to be entered into between the Borrower and the Security Agent on or about the date hereof, as amended from time to time.

“Lead Arranger” has the meaning set forth in the preamble hereto;

“Lender” means:

(a) any Lender, and its successors or permitted assigns; and

(b)	any Transferee Lender, and its successors, permitted assigns or permitted transferees,

which in each case has not ceased to be a Party in accordance with the terms of this
Agreement.

“Lender Transfer” has the meaning set forth in Section 19.1 (Assignments and
Transfers by a Lender).

“Letter from the Shareholder” means, collectively, the comfort letters issued by the Shareholders on or before the date hereof and the commitment letter issued by Aleris Asia to the Lenders on or before the date hereof.

“LIBOR” means:

(a) the rate displayed on the applicable Screen Rate; or

(b)
if no Screen Rate is available for US Dollars for the Interest Period of that Loan, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as at 11:00 a.m. (London time) on the second London Business Day prior to the commencement of the applicable Interest Period of a USD Loan for the offering of deposits in US Dollars and for a period comparable to the Interest Period for the relevant USD Loan.

“Loan” means a Facility A Loan or a Facility B Loan, as applicable, or both of the foregoing Facilities.

“London Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

“Majority Lenders” means:

(a)
if there are no Loans then outstanding, a Lender or the Lenders whose Commitments aggregate two thirds (2/3) or more of the total Commitments (or, if the Commitments have been reduced to zero, whose Commitments aggregate two thirds (2/3) or more of the total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or the Lenders whose participation(s) in the Loans then outstanding aggregate two thirds (2/3) or more of all the Loans then outstanding.

“Margin” means, with respect to a Facility A Loan, five percent (i.e., 500 basis points)
per annum.

“Market Disruption Event” has the meaning set forth in Section 10.1 (Market
Disruption).

“Market Disruption Notice” has the meaning set forth in Section 10.1 (Market
Disruption).

“Material Adverse Effect” means a material adverse effect on the business, operations, property and financial condition of the Borrower, such that the Borrower is materially unable to continue the Project or perform its obligations under the Finance Documents and such failure is reasonably likely to result in an Event of Default.

“Obligors” means the Borrower and the Shareholders.

“Original Effective Date” means March 29, 2011, the effective date of the Original Facility Agreement.

“Original Facility Agreement” has the meaning set forth in Recital A.

“Original Finance Documents” means the Original Facility Agreement and the other “Finance Documents” as defined therein.

“Party” means a party to this Agreement.

“PBOC Base Rate” means, in respect of any RMB Loan, the base rate applicable to any loan denominated in RMB of the same tenor, as published by the People's Bank of China on its official website on the Interest Rate Determination Date.

“PRC” or “China” means the People's Republic of China, which for the purposes of the Finance Documents, shall exclude the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Principal Payment Installment” has the meaning set forth in Section 6.2(a). “Project” means the manufacturing project of the Borrower (excluding any future expansion of the project which is not financed by the Facilities hereunder), for the manufacture of large scale and high strength aluminum alloy plates, to be established in the Jingkou Science and Technology Industrial Zone, Zhenjiang City, Jiangsu Province, PRC.

“Property Mortgage” means that certain property mortgage to be entered into by the
Borrower and the Security Agent, as amended from time to time.

“Reference Banks” means the principal London office(s) of The Hong Kong and Shanghai Banking Corporation Limited, Standard Chartered Bank Limited and Bank of China Limited. If a Reference Bank ceases generally to offer quotations for LIBOR, the Facility Agent shall (in reasonable consultation with the Borrower) appoint another bank or financial institution to replace that Reference Bank.

“Representations” has the meaning set forth in Section 15 (Representations and Warranties).

“Representative Lender” has the meaning set forth in Section 16.5(a)(iii)

“Request” has the meaning set forth in Section 16.5(a)(i).

“Revenue Account” means the account opened with the Account Bank and/or the Agricultural Bank of China, Zhenjiang Runzhou Sub-branch, by and in the name of the Borrower for the settlement of operational income of the Borrower.

“RMB” or “Renminbi” means the lawful currency of the PRC.

“RMB Account” means the account opened by and in the name of the Borrower with the Account Bank for the purpose of receiving disbursements of each RMB Loan (unless otherwise provided for in the Finance Documents).

“RMB Loan” means a Facility B Loan or the principal amount outstanding for the time being of such loan.

“Scheduled Repayment Date” has the meaning set forth in Section 6.2(a).

“Screen Rate” means the rate displayed on the LIBOR page of the Bloomberg screen at or about 11:00 am (London time) of the Quotation Day, which is for the deposit in US Dollars of same term in relevant period at London interbank market. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Majority Lenders.

“Second Currency” has the meaning set forth in Section 13.1 (Currency Indemnity).

“Secondary Arranger” has the meaning set forth in the preamble hereto.

“Security Agent” has the meaning set forth in the preamble to this Agreement.

“Security Documents” means the Land Use Rights Mortgage, the Property Mortgage and the Asset Mortgage Agreement.

“Shareholders” means, collectively, Aleris Asia and Dingsheng; and

“Shareholder” means either of them.

“Sharing Payment” has the meaning set forth in Section 22.1(c) (Payments to
Finance Parties);

“Status Report” has the meaning set forth in Schedule 2 (Conditions Precedent), Part
A, paragraph I(c).

“Subsidiary” means, in relation to a company or corporation, any other company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half of the issued share capital of which is beneficially owned, directly or indirectly,

by the first mentioned company or corporation; or

(c)
which is a subsidiary of another Subsidiary of the first mentioned company or corporation, and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Sum” has the meaning set forth in Section 13.1 (Currency Indemnity).

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Third Party Financing Terms” has the meaning set forth in Section 16.3(a).

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed to by and between the Facility Agent and the Borrower.

“Transfer Date” means, in respect of any transfer, the later of (a)    the proposed Transfer Date specified in the Transfer Certificate; and (b)    the date on which the Facility Agent executes the Transfer Certificate.

“Transfer Order” has the meaning set forth in Section 19.2(a).

“Transferee Lender” has the meaning set forth in Section 19.1 (Assignments and Transfers by a Lender).

“Transferred Commitment” has the meaning set forth in Section 19.2(a).

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under any Finance Document.

“USD Account” means the account to be opened by and in the name of the Borrower with the Account Bank for the purpose of receiving disbursements of each USD Loan (unless otherwise provided for in the Finance Documents).

“US Dollar”, “USD” or “US$” means the United stated Dollar, the lawful currency for the time being of the United States of America.

“USD Loan” means a Facility A Loan or the principal amount outstanding for the time being of such loan.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date of making an utilisation of a Facility, being the date on which the relevant Loan is made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Form of Utilisation Request).

1.2    Construction

(a) Unless a contrary indication appears, any reference in this Agreement to:

(i)
the “Facility Agent”, the “Security Agent”, the “Arrangers”, any “Finance Party”, any “Lender”, the “Borrower”, any “Shareholder”, any “Obligor”, or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“Agreement” shall have the same meaning as “Contract” as provided under the Contract Law of the People's Republic of China;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended;

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	“month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(1)
subject to paragraph (3) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(2)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month;

(3)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end; and

(4)	the above rules will only apply to the last month of any period.

(vii) a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or any two or more of the foregoing;

(viii) a “regulation” includes, but is not limited to, any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a provision of law is a reference to that provision as amended or re-enacted;

(x)	unless otherwise stated, a time of day is a reference to Beijing time; and

(xi)	the plural includes the singular and vice versa.

(b)	Section, Schedule and Exhibit headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)    An Event of Default is “continuing” if not remedied or waived.

2.    FACILITIES

2.1    Facilities

Subject to the terms and conditions of this Agreement, the Lenders agree to make available to the Borrower:

(a)	a USD term loan facility in an aggregate amount equal to the Facility A Commitment; and

(b)	a RMB term loan facility in an aggregate amount equal to the Facility B Commitment.

2.2    Finance Parties' Rights and Obligations

Except as otherwise provided in the Finance Documents:

(a)    The obligations of each Finance Party under the Finance Documents are several.
Failure by any Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent. Any debt arising under the Finance Documents to any Finance Party from the Borrower shall be separate and independent.

2.3    Loans Under Original Facility Agreement

(a)
Subject to the terms hereof, Bank of China and the Borrower hereby agree to terminate the Original Finance Documents without any cost or penalty, and to concurrently transfer their respective rights, interests and obligations in respect of the Deemed Loan Amounts (defined below) to this Agreement. The termination of the Original Finance Documents shall take effect immediately upon the effectiveness of this Agreement.

(b)
Notwithstanding anything to the contrary herein, the Parties agree that each “Loan” (as such term is defined in the Original Facility Agreement) that has been disbursed under the Original Facility Agreement shall be deemed to be a Loan under this Agreement that has been utilized by the Borrower and disbursed by the Facility Agent on the date hereof, subject to the terms of this Agreement (each such Loan, a “Deemed Loan”). The Parties agree that each Deemed Loan shall be deemed to have been disbursed solely from the Available Facility A Commitment and/or Available Facility B Commitment (as applicable) of Bank of China and that on the date hereof, the Available Facility A Commitment and/or Available Facility B Commitment (as applicable) of Bank of China shall be reduced in an amount equal to the aggregate of all the Deemed Loans.

(c)
Notwithstanding anything to the contrary in this Agreement, the interest rate with respect to each Deemed Loan under Facility A and Facility B shall be subject to the Interest Rates determined under the Original Facility Agreement. The Interest Rate Determination Date with respect to each Deemed Loan shall be the date dertermined in accordance with the Original Facility Agreement.

(d)
As of July 31, 2012, the total principal amount (excluding the amount of any Alternative Loans) that is deemed to have been drawn and is outstanding under the Facilities, and the accrued and unpaid interest on such amounts is as follows (collectively, the “Deemed Loan Amounts”):

Facility A:    Principal: USD 22,067,856.63.

Accrued and Unpaid Interest: USD 179,839.58

Facility B:    Principal: RMB 587,113,761.82.

Accrued and Unpaid Interest: RMB 4,861,721.34

(e)
The accrued and unpaid interest of the Deemed Loans (including the accrued and unpaid interest amounts set out above, along with the interest that has accrued on the Deemed Loans between (and including) July 31, 2012 and the date hereof) shall be paid by the Borrower on the first Interest Payment Date after the date hereof.

2.4    Alternative Financing

(a)
The Borrower has entered into certain financing documents (collectively, as amended from time to time, the “Alternative Financing Documents”) arranged by Bank of China, and has obtained certain loans (the “Alternative Loans”) under such Alternative Financing Documents which have been used to procure equipment. A list and description of the Alternative Financing Documents under which USD loans have been disbursed is set out in Exhibit B hereto.    As of the date of this Agreement, the total outstanding principal amount that has been disbursed in US Dollars under the Alternative Financing Documents (the “USD Alternative Loans”), and the accrued interest on such amounts, is set out in Exhibit B hereto.

(b)
The Parties agree that, subject to any deduction of a USD Alternative Loan due to repayment or prepayment prior to the date hereof, each USD Alternative Loan (including all amounts that have been and will be disbursed to the Borrower by Bank of China and/or its Affiliate(s) in accordance with the Alternative Financing Documents) shall constitute a “Loan” for the purpose of this Agreement, and shall reduce the Available Facility A Commitment of Bank of China in accordance with the terms set out in sub-clause (c) below.

(c)
Bank of China shall, on or before the seventh (7th) Business Day prior to the maturity date with respect to each USD Alternative Loan, disburse to the Borrower a Loan equal to the outstanding principal amount of such USD Alternative Loan (each, a “Converted Loan”) and notify the Borrower in writing at least five (5) calendar days prior to such disbursement. The Converted Loan shall be used by Bank of China (on behalf of the Borrower) for the specific purpose of repaying such USD Alternative Loan on or before the maturity date of such USD Alternative Loan. On the date that such Converted Loan is disbursed, the Converted Loan shall supersede and replace the corresponding USD Alternative Loan as a Loan under this Agreement, and shall reduce the Available Facility A Commitment of Bank of China.

(d)
The interest with respect to each USD Alternative Loan shall be calculated and paid in accordance with the terms of the applicable Alternative Financing Documents. The interest with respect to each Converted Loan and relevant fees payable by the Borrower hereunder shall be calculated and paid in accordance with the terms of this Agreement and the applicable Fee Letter.

3.    TENOR AND PURPOSE

3.1    Tenor of Loans under Facility A and Facility B

The tenor with respect to each Loan drawn under Facility A and Facility B shall begin on the Utilisation Date thereof and, unless such Loan becomes mature in advance in accordance with the terms herein, shall end on the Final Maturity Date.

3.2    Purpose

The Borrower shall apply all amounts borrowed by it under the Facilities to finance a portion of the construction of infrastructure and procurement of equipment in relation to the Project (including financing the repayment and conversion of the Alternative Loans which have been used for the procurement of equipment).

The Borrower shall use the proceeds of each facility in accordance with the specific purpose stated in each Utilization Request, and the Borrower shall not change the purpose, and shall not use any Loan proceeds (i) to invest in stock and other securities; (ii) to invest in projects which are prohibited by any laws, regulations or rules issued by relevant PRC regulators or any PRC state policies; and (iii) for any purposes prohibited by PRC law.

3.3    Monitoring

Each Finance Party will monitor or verify the application of any amount borrowed pursuant to this Agreement in accordance with the requirements of PRC laws and regulations, and the Borrower shall provide all reasonably necessary support. No Finance Party shall be liable for how the Borrower uses the Loan proceeds.

4.    CONDITIONS PRECEDENT TO UTILISATION

4.1    Conditions Precedent to Initial Utilisation
The Lenders shall make available a Loan under the requested Facility in compliance with Section 5.4 (Lenders' Participation) if, on the date of the proposed Utilisation:

(a) there is no Event of Default or any continuing Event of Default;

(b)	all of the Representations and covenants of the Borrower are valid and effective, or have otherwise been waived by the Facility Agent (as the case may be); and

(c)	the Facility Agent has received (or, where applicable, waived) all of the documents and other evidence listed in and appearing to comply with the requirements of Part A of

Schedule 2 (Conditions Precedent).

4.2    Conditions Precedent to Each Subsequent Utilisation

Following the first Utilization of a Facility, the Lenders shall make available a Loan under the requested Facility in compliance with Section 5.4 (Lenders' Participation) if, on the date of the proposed Utilisation:

(a) there is no Event of Default or any continuing Event of Default;

(b)	all of the Representations and covenants of the Borrower are valid and effective, or have otherwise been waived by the Facility Agent (as the case may be); and

(c)
the Facility Agent has received (or, where applicable, waived) all of the documents and other evidence that are listed in and in compliance with the requirements of Part B of Schedule 2 (Conditions Precedent).

4.3    Delivery of Documents

Within one (1) Business Day from the day that the Facility Agent receives the documents and other evidence listed in Schedule 2 - Part B (Conditions Precedent), the Facility Agent shall deliver the photocopies of such materials to each Lender. Each Lender shall, within two (2) Business Days after receiving the photocopies of such materials, deliver to the Facility Agent a written notice confirming whether it accepts the form and content of such materials.

5.    UTILISATION

5.1    Delivery of an Utilisation Request

The Borrower shall, subject to the terms herein, utilise any or all of the Facilities by delivering a completed Utilisation Request in form and substance set out in Schedule 3 (Form of Utilisation Request) hereof to the Facility Agent before the proposed Utilisation Date and within the Availability Period applicable to such Facility.

5.2    Completion of an Utilisation Request

(a)
Upon the delivery of an Utilisation Request and the satisfaction of the relevant conditions precedent to the Utilisation as set forth in Section 4 above, the Borrower shall be obligated to utilise the relevant Facility pursuant to the terms and conditions of this Agreement on such date and in such amount and currency as set out in the Utilisation Request.

(b) Each Utilisation Request will not be regarded as having been completed unless:

(i)	it is delivered on or before 11:00 a.m. on a Business Day falling at least five (5) Business Days prior to the proposed Utilisation Date;

(ii)    the proposed Utilisation Date is a Business Day within the relevant
Availability Period;
(iii)    it specifies the Final Maturity Date and the proposed Facility to be utilised; (iv)    the currency and amount of the utilisation are in compliance with Section

5.3 (Currency and Amount); and

(v)	it specifies the account (RMB Account or USD Account opened by the Borrower at the Account Bank) and bank to which the proceeds of the Utilisation are to be credited.

(c)    Only one Loan may be requested in each Utilisation Request.

(d)	The Borrower shall not revoke any Utilisation Request which has been submitted.

5.3    Currency and Amount

(a)    The currency of the proposed Loan specified in an Utilisation Request shall be in
US Dollars or RMB, as the case may be.

(b)    Unless otherwise agreed between the Facility Agent and the Borrower:

(i)	a Utilisation under Facility A shall not be more than the Available Facility A Commitment and must be in a minimum amount of US$1,000,000 or such other amount as agreed to by the Facility Agent; and

(ii)	a Utilisation under Facility B shall not be more than the Available Facility B Commitment and must be in a minimum amount of RMB5,000,000 or such other amount as agreed to by the Facility Agent.

(c)
If any single Utilisation under Facility A or Facility B is in an amount greater than 5% of the total investment in the Project, or is equal to or greater than RMB5,000,000 (based on foreign currency exchanged pursuant to the exchange rate on the actual Utilisation Date), then the Utilisation shall be made by way of an Entrusted Payment.

(d)
The Borrower shall submit to the Facility Agent the relevant documents reasonably requested by the Facility Agent in connection with each request for an Entrusted Payment (the “Entrustment Documents”), and the Facilty Agent shall (in its reasonable discretion) disburse the requested Loan to the Borrower after its review and approval of the Entrustment Documents.

(e)
If any of the Entrustment Documents or any information provided by the Borrower in relation to an Entrusted Payment is untrue, inaccurate or incomplete, and, as a result, the Facility Agent fails to complete the requested Entrusted Payment in a timely manner, the Borrower agrees that the Facility Agent shall not assume any liability in respect of such failure or delay and the repayment obligations of the Borrower under this Agreement shall not be affected.

(f)
If the account bank of the third party beneficiary of an Entrusted Payment refunds any or all of an Entrusted Payment, and, as a result, the Facility Agent fails to complete the requested Entrusted Payment in a timely manner, the Borrower agrees that the Facility Agent shall not assume any liability in respect of such failure or delay. The Borrower hereby authorizes the Facility Agent to hold any portion of an Entrusted Payment that has been refunded to it in connection with an Entrusted Payment so that such amount can be used for future Entrusted Payments subject to the Borrower's submission of relevant materials in connection with any future request for an Entrusted Payment.

5.4    Lenders' Participation

(a)
Within two (2) Business Days from the date that the Facility Agent receives a Utilization Request from the Borrower, the Facility Agent shall deliver a notice to each Lender in the form set out in Schedule 4 (Participation Notice) confirming the amount of each Lender's participation in the requested Loan. The proportion of each Lender's participation in such utilisation of the Facility shall be equal to the proportion borne by its Available Facility in respect of the Facility to be disbursed to the total Available Facility under the Facility.

(b)
Before 11:00 a.m. on the Utilisation Date, each Lender shall, at the currency and amount of the Loan requested in the notice given to it by the Facility Agent, complete the transfer of the relevant Loan proceeds into the account designated by the Facility Agent pursuant to this Agreement, and the Facility Agent shall then transfer the Loan to the Borrower's loan account in accordance with this Agreement and shall ensure that the Loan proceeds are paid in accordance with the terms herein. The Facility Agent shall notify each Lender of the payment status of such Loan proceeds.

6.    REPAYMENT

6.1    First Repayment Date

The Borrower shall begin to repay the principal amount drawn under Facility A and Facility B on the date that is twelve (12) months after the expiration of the Availability Period of Facility A and Facility B (if such date is a statutory holiday, then the first Business Day preceding such day) (such date, the “First Repayment Date”) in accordance with Section 6.2 (Scheduled Principal Repayment Dates).

6.2    Scheduled Principal Repayment Dates

(a)
Subject to the other provisions of this Section 6.2 (Scheduled Principal Repayment Dates), the Borrower shall pay to the Facility Agent (for the account of the Lenders) the total principal amount outstanding under Facility A and Facility B on and as of the First Repayment Date and on the numerically corresponding calendar day to the First Repayment Date falling six (6) months after the First Repayment Date and each Scheduled Repayment Date in accordance with the schedule below (each payment, a “Principal Payment Installment” and each payment date, a “Scheduled Repayment Date”):

Repayment Plan
Repayment Instalment	Repayment Amount in RMB (or its equivalent in foreign currency)	Repayment Date	Expected Net Cash Flow of the Same Year	Repayment Amount/Expected Net Cash Flow of the Same Year * 100%
1	29,925,000	2016-01-01	275,296,600	21.74%
2	29,925,000	2016-07-01
3	59,850,000	2017-01-01	264,722,200	45.22%
4	59,850,000	2017-07-01
5	89,775,000	2018-01-01	307,713,000	58.35%
6	89,775,000	2018-07-01
7	119,700,000	2019-01-01	326,778,000	73.26%
8	119,700,000	2019-07-01
9	119,700,000	2020-01-01	357,519,900	66.96%
10	119,700,000	2020-07-01
11	149,625,000	2021-01-01	386,287,800	92.96%
12	209,475,000	2021-05-16
Total	1,197,000,000		1,918,317,500
Note: the total amount of the Facilities is RMB1,197,000,000, which is comprised of USD30,600,000 for Facility A and RMB 993,510,000 for Facility B. The conversion of US$ to RMB is based on an exchange rate of US$1 : RMB6.65.

(b)
The Borrower shall make each Principal Payment Installment in RMB and US Dollars based on the proportion of the outstanding principal amount of RMB and US Dollars that has been drawn under Facility A and Facility B.

(c)
The Borrower shall initiate payment of each Principal Payment Installment to a bank account designated by the Facility Agent by telegraphic transfer or bank transfer by 11:00 a.m. on the relevant Scheduled Repayment Date.

6.3    Notification of Payment Amounts

The Facility Agent shall, five (5) Business Days prior to each Scheduled Repayment Date, deliver to the Borrower a written notice setting forth the principal amounts under each Facility (in US Dollars and RMB) that are payable by the Borrower. The Facility Agent shall, no later than five (5) Business Days prior to each Scheduled Repayment Date, deliver to each Lender a written notice of the principal to be paid to that Lender.
6.4    Allocation of Payments by the Facility Agent to the Finance Parties

The Facility Agent shall apply all payments and other amounts received from the Borrower towards the obligations of the Borrower under the Finance Documents in accordance with Section 23.2 (Distributions by the Facility Agent). The allocation of payments by the Facility Agent to each Lender shall be based on the proportion of each Lender's Commitment, or as otherwise determined by the Lenders.

6.5    Re-borrowing

The Borrower may not re-borrow any part of Facility A or Facility B which has been repaid or prepaid in accordance with the Finance Documents.

7.    PREPAYMENT AND CANCELLATION

7.1    Voluntary Cancellation

(a)
Unless otherwise provided for in this Section 7.1 (Voluntary Cancellation), the Borrower may, by delivery of not less than five (5) calendar days prior written notice to the Facility Agent, cancel all or any part of the Available Facility under any Facility during the Availability Period. Such written notice shall be referred to as a “Cancellation Notice.” The Borrower shall not revoke any Cancellation Notice which it has delivered to the Facility Agent.

(b)
In respect of Facility A and Facility B, the relevant Available Facility which remains unutilised by the Borrower at the end of the Availability Period of such Facilities shall be deemed cancelled automatically.

(c)
Any cancellation of the relevant Available Facility under this Section 7.1 (Voluntary Cancellation) shall reduce the Commitments of the Lenders under the relevant Facility, in proportion to the each Lender's Commitment under the applicable Facility for the time being.

(d) Any Commitment which has been cancelled shall not be recovered.

7.2    Voluntary Prepayment

(a)
The Borrower may at any time, upon prior irrevocable written notice to the Facility Agent, prepay the whole or any part of any Facility, without being required to pay any damages, fees, expenses or other amounts in connection with such prepayment. For a prepayment of Facility A and Facility B, the Borrower shall deliver notice to the Faciliy Agent no less than ten (10) Business Days prior to the proposed date of repayment, which notice shall set out the amount of the repayment.

(b) Each prepayment of a Facility A Loan shall be in a minimum amount of
US$2,000,000 or, if less, the balance of all outstanding Facility A Loans.

(c) Each prepayment of a Facility B Loan shall be in a minimum amount of
RMB10,000,000 or, if less, the balance of all outstanding Facility B Loans.

(d)
Any prepayment of a Facility A or Facility B Loan under this Section 7.2 shall satisfy the obligations under Section 6.2 in inverse chronological order unless otherwise agreed in writing by the Borrower and the Facility Agent and, in either case, be applied rateably to the Lenders that have funded any portion of their respective Commitments.

(e)	The Borrower shall not revoke any repayment notice which has been delivered to the Facility Agent.

8.    INTEREST RATE AND INTEREST PERIOD

8.1    Interest Rate

(a)
The interest rate with respect to each USD Loan under Facility A for each Interest Period relating thereto is the percentage rate per annum which is the aggregate of the applicable (i) Margin and (ii) six (6) month USD LIBOR, as determined and/or adjusted on the relevant Interest Rate Determination Date.

(b)
The interest rate with respect to each RMB Loan under Facility B for each Interest Period relating thereto is one hundred and ten percent (110%) of the applicable PBOC Base Rate, as determined and/or adjusted on the relevant Interest Rate Determination Date.

8.2    Interest Periods

(a) Subject to this Section 8 (Interest Rate and Interest Period), the duration of each

Interest Period in respect of each Loan is as follows: Facility A Loan:	6 months
Facility B Loan:    3 months

(b)	Each Interest Period shall commence on the last day of the immediately preceding Interest Period applicable thereto, except:

(i)	that the first Interest Period shall commence on the first Utilisation Date with respect to such Loan; and

(ii)
if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.3    Payment on Interest Payment Date

Subject to this Section 8 (Interest Rate and Interest Period), the accrued interest on each Loan shall be paid on the relevant Interest Payment Date; provided, however, that if the Borrower repays the principal balance of a Loan in full, all accrued interest and/or default interest on such Loan shall be concurrently paid on such date.

8.4    Notification of Interest Payment

The Facility Agent shall, five (5) Business Days prior to each Interest Payment Date, deliver to the Borrower a written notice setting forth in reasonably complete detail the interest amounts payable by the Borrower. The Facility Agent shall, no later than five (5) Business Days prior to each Interest Payment Date, deliver to each Lender a written notice of the interest to be paid to that Lender.

8.5    Payment by Borrower
The Borrower shall remit by telegraphic transfer or bank transfer the full amount of the interest then due and payable into an account designated by the Facility Agent on each Interest Payment Date.

9.    DEFAULT INTEREST

9.1    Default Interest

If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, the Borrower shall, within ten (10) Business Days of its receipt of written demand by the Facility Agent, pay the default interest on that overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is one hundred thirty per cent (130%) of the interest rate agreed herein or at such applicable minimum rate of penalty interest as required by the then prevailing laws of the PRC.

9.2    Penalty Interest against Misappropriation

If the Borrower misappropriates any Loan, or any part thereof, for a purpose other than that listed in Section 3.2 (Tenor and Purpose), the Borrower shall, within ten (10) Business Days of its receipt of written demand by the Facility Agent, pay the penalty interest to the Facility Agent for the benefit of the Lenders. The penalty interest shall be calculated based on the amount that has been misappropriated and the actual number of days that such amount was misappropriated, at a rate of one hundred fifty per cent (150%) of the interest rate applicable to such Loan or at such applicable minimum rate of penalty interest as required by the then prevailing laws of the PRC.

The penalty interest with respect to loan amounts that are both overdue and misused shall be calculated according to one hundred fifty per cent (150%) of the interest rate agreed herein or at such applicable minimum rate of penalty interest as required by the then prevailing laws of the PRC. The penalty interest with respect to loan amounts that are both overdue and misused shall accrue until the date that the principal and interest with respect to such loan have been paid.

9.3    Compound interest

Any default interest arising on an Unpaid Sum or misused loan amount will be compounded with the Unpaid Sum or misused loan amount at the end of each Interest Period applicable to that Unpaid Sum or misused loan amount, and such Unpaid Sum or misused loan amount (including the default interest compounded thereto) shall (subject to any grace periods) be due and payable on the applicable Interest Payment Date.

9.4    Calculation of Interest

Any interest or default interest accruing under a Finance Document will accrue on a daily basis and shall be calculated on the basis of the actual number of days elapsed and a year of 360 days in accordance with the following formula: Interest = Principal
× actual number of days × Daily Interest Rate. Daily Interest Rate shall mean the applicable annual interest rate for such Loan divided by 360.

10.    CHANGES IN THE CALCULATION OF INTEREST
10.1    Market Disruption

If:

(a) The interest on a RMB Loan will be determined by reference to the PBOC Base
Rate that does not exist any more; or

(b)
the LIBOR for any USD Loan and any interest relating thereto is to be determined by reference to the Reference Banks but none or only one of the Reference Banks supplies a rate at or about noon (London time) on the date of determination of the LIBOR for such Loan and the Interest Period,

(each such event, a “Market Disruption Event”), the Facility Agent shall promptly give written notice to the Borrower and the relevant Finance Parties (such notice, the “Market Disruption Notice”), notifying them of such fact and that this Section 10 (Changes in the Calculation of Interest) is in operation.

10.2    No Suspension of Utilisation

If a Market Disruption Notice applies to a Loan which has not been advanced, that Loan shall, subject to Section 10.3 (Alternative Basis), be advanced on the requested Utilisation Date.

10.3    Alternative Basis

(a)
Within five (5) calendar days of receipt of a Market Disruption Notice from the Facility Agent, the Borrower and the Finance Parties shall enter into good faith negotiations with a view to confirming a new applicable rate of interest, and during the negotiation period, the rate of interest on each Loan shall be the relevant rate last applied in accordance with Section 8.1 (Interest Rate).

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of the Majority Lenders and the Borrower, be binding on all the Parties.

(c)
For the avoidance of doubt, if no alternative basis is agreed upon between the Borrower and the Majority Lenders within a period of thirty (30) calendar days after the commencement of the negotiation, then the Borrower:

(i)	may prepay the Loans in full at any time without premium or penalty but together with accrued interest thereon to the date of prepayment; or

(ii)	not prepay the Loans in whole, in which event, for so long as the Market Disruption Event is continuing, the rate of interest applicable to such the Loan during such period shall be:

(1)
in respect of the interest rate of a USD Loan, the aggregate of (A) the actual and reasonable financing cost incurred by the Lenders from obtaining the corresponding interbank loan in the London interbank market, and (B) the Margin; and

(2)	in respect of the interest rate of a RMB loan, the relevant rate last applied according to Section 8.1 (Interest rate).

11.    FEES
11.1    Arrangement Fee

The Borrower shall pay to the Arrangers an arrangement fee in accordance with and subject to the terms set forth in a Fee Letter.

11.2    Agency Fee

The Borrower shall pay to the Facility Agent (for the account of the Facility Agent) an agency fee in accordance with and subject to the terms set forth in a Fee Letter.

11.3    Participation Fee

The Borrower shall pay to the Facility Agent (for the accounts of the Lenders) a participation fee in accordance with and subject to the terms set forth in a Fee Letter.

11.4    No Other Fees

The Parties agree that the Obligors shall not be obligated to pay any fees or other amounts to any Finance Party or any of their respective Affiliates. No fees shall be paid by any Obligor to any Finance Party in respect of any Entrustment Agreement or Alternative Financing Document.

12.    TAXES

The Parties agree that any Tax relating to the Finance Documents or the performance thereof shall be paid by the applicable Parties according to relevant PRC laws.

13.    INDEMNITIES

13.1    Currency Indemnity

If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”), the Borrower shall, within ten (10) Business Days after receiving written notice from the Facility Agent, indemnify the Finance Party to whom that Sum is due against any reasonable and properly incurred cost, loss or liability arising out of the conversion, including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to that person at the time of its receipt of that Sum. Such losses shall be particularized in writing and be delivered by the Facility Agent to the Borrower upon request.

13.2    Other Indemnities

(a)
Subject to paragraph (c) below, the Borrower shall, within ten (10) Business Days following its receipt of written demand from the Facility Agent, indemnify the Facility Agent (on behalf of the relevant Finance Parties) against any cost, loss or liability (but excluding any special or indirect loss or liability, or any punitive amounts) reasonably and properly incurred by that Finance Party as a result of an Event of Default.

(b)	The Borrower's indemnity obligation under paragraph (a) above shall not apply to any losses attributable to the gross negligence, intentional misconduct or fraud by any Finance Party or its Affiliate.

(c)
If the Borrower and the relevant Finance Party(ies) cannot agree on any indemnification item or amount, the Borrower shall not be obliged to indemnify the relevant Finance Party for that cost, loss and/or liability amount before the dispute with respect to such item or amount has been resolved by the Parties.

14.    COSTS AND EXPENSES

14.1    Transaction Expenses

The Borrower shall not be obligated to pay or otherwise indemnify the Facility Agent or any other Finance Party for any costs or expenses (including legal fees) incurred by the Finance Parties in connection with the preparation or negotiation of this Agreement and the other Finance Documents.

15.    REPRESENTATIONS AND WARRANTIES

The representations and warranties below (collectively, the “Representations” and each, a “Representation”) are made by the Borrower on the date hereof and shall be deemed to be repeated by the Borrower on each Utilisation Date. Each Representation, when made or deemed to be made, shall be made in reference to the facts and circumstances then existing and shall be based solely on the Borrower's knowledge.

(a)	The Borrower is duly registered and validly existing and is fully capable for civil rights and acts required for execution and performance of the Finance Documents.

(b)	The Borrower's execution and performance of the related Finance Documents represent its true intent.

(c)
The Borrower has obtained legitimate and valid authorizations as required by its articles of association or other documented internal requirements, and will not violate any agreement, contract or other legal document binding upon the Borrower, such that any such violation is reasonably likely to have a Material Adverse Effect.

(d)
The Borrower has or will obtain all material approvals, permits, filings or registrations necessary for its execution and performance of the Finance Documents; provided that failure to obtain such material approvals, permits, filings or registrations would not have a Material Adverse Effect with respect to the execution and performance of the Finance Documents.

(e)
All documents, financial statements, vouchers and other materials that the Borrower has provided to the Facility Agent under the Finance Documents are, to its knowledge, true, complete, accurate and valid.

(f)	The alleged business underlying the transactions contemplated herein is real and not for money laundering or any other illegal purpose.

(g)	The Borrower has disclosed to the Facility Agent any event that, to its knowledge, will have a Material Adverse Effect on its financial standing or ability to perform the Facility Agreement.

(h)	The Borrower is not aware of any event that is reasonably likely to have a Material Adverse Effect on its financial standing or ability to perform the Facility Agreement.

16.    COVENANTS AND UNDERTAKINGS

16.1    General Undertakings by the Borrower.

Except as otherwise agreed by the Lenders and the Borrower, the Borrower agrees:

(a)
to supply to the Facility Agent: (i) as soon as the same is made available, but in any event within one hundred and twenty (120) calendar days after the end of each of its financial years, its audited consolidated financial statements for that financial year; and (ii) as soon as the same is made available, but in any event within ninety (90) calendar days after the end of the first half of each of its financial years, its unaudited consolidated financial statements for that financial half year;

(b)	to provide the Facility Agent with certain of its financial statements (including, but not limited to, annual and quarterly reports);

(c)
to ensure that the ratio of (i) the outstanding principal balance of the term Loans that have been extended for the Project to (ii) the equity capital invested in the Project by the Shareholders does not exceed 2:1 (for the avoidance of doubt, the Borrower agrees that the equity capital required to maintain the above ratio shall be contributed prior to or concurrently with the incurrence of indebtedness under this Facility);

(d)
to ensure that, in the event that the Lenders agree to grant additional facilities for the purpose of paying cost overruns in accordance with Section 16.5(a) (Cost- overruns), the ratio between (i) the outstanding principal balance of the term Loans that have been extended for the Project, plus the additional facilities to be granted by the Lenders under the Facilities to finance cost overruns to (ii) the equity capital invested in the Project by the Shareholders does not exceed 2:1;

(e)    to draw down, pay and apply the Loans in accordance with this Agreement;

(f)	to provide assistance to the Facility Agent with respect to any reasonable credit inspections of the Borrower by the Facility Agent;

(g)
save and except for the transfers made in accordance with Section 20 (Changes in the Obligors) or as otherwise permitted in the Finance Documents or by the Majority Lenders, to obtain written consent from the Facility Agent prior to any merger, split-up, capital reduction, share transfer, transfer of major assets and claims or any other event with respect to the Facilities or the Project that has a Material Adverse Effect on the Borrower's ability to repay its debts;

(h)
to the extent permitted under PRC laws, to ensure that the repayment of the Loans shall have priority over the loans extended to the Borrower by the Shareholders, and shall not be any junior to any debts of the same class incurred with respect to the Project that are owed by the Borrower to other creditors;

(i)
not to distribute any dividend or bonus to the Shareholders in any form: (1) if its pre-tax profit in the relevant fiscal year is zero or negative or insufficient to cover accumulated losses in previous years; or (2) until the Borrower has discharged or repaid the principal, interest and expenses in accordance with this Agreement in such fiscal year;

(j)
not to dispose of its assets in a manner that will materially impair its ability to repay debts, except for such disposals that are in its ordinary course of business or are otherwise required by law, court order or government regulations, or approved by the Majority Lenders;

(k)
to ensure that the total amount of guarantees (if any) that the Borrower provides to third parties will not be higher than twice its net assets, and that the total amount of such guarantees or any single guarantee will not exceed any restriction set forth in its articles of association;

(l)	not to provide a guarantee to any third party using assets of the Project that are financed (fully or in part) by any Facility, without the consent of the Facility Agent;

(m) to ensure that the individual investors or key management personnel of the Borrower are not changed in a manner that is inconsistent with its normal business practices, such that any such change results in a Material Adverse Effect;

(n)	use the proceeds of the Facilities in accordance to the terms of this Agreement, and not to use any proceeds of the Facilities for any purpose other than as set out in the Finance Documents;

(o)    to ensure that the Completion Date occurs on or before January 1, 2016;

(p)    to open and maintain the Revenue Account on or before the Completion Date;

(q)
to purchase insurance policies for its business operations and assets with respect to the Project (when applicable) that other companies with similar business operations and risks would normally purchase with an insurance company of good standing; to maintain the effectiveness of such insurance policies and renew the same in accordance with the terms of such policies; and to ensure that the Security Agent is named as a first beneficiary on such insurance policies;

(r)
to execute the Security Documents on the date hereof and submit to the relevant Governmental Agency the documents required to register the security created by the Security Documents as soon as practicable;

(s)	to apply to the relevant Government Agency for approval (if required by law) if the total investment amount of the Project is required to be increased during the construction of the Project;

(t)	not to exercise any set-off right against any Lender when making a payment hereunder; and

(u)	not to create any additional security on any asset that is subject to the security created under the Security Documents.
16.2    Covenants relating to the Utilization of the Facilities

The Borrower agrees:

(a)	to use its best efforts to utilize Facility A and Facility B substantially in accordance with the Feasibility Study Report and the Initial Drawdown Schedule;

(b)	to deliver to the Lender a drawdown schedule on or before the twentieth (20th) day of the month prior to the month in which a proposed Utilisation is to occur; and

(c)	to notify the Facility Agent forty five (45) calendar days in advance if it anticipates any changes to the Initial Drawdown Schedule.

16.3    Covenants relating to Third Party Financing

(a)	If the Borrower desires to enter into additional financing with a third party lender or lenders for the purpose of expanding the Project (the “Additional Financing”), it shall deliver a written financing request (the “Financing Request”) to the Facility Agent, which shall set forth the material financing terms offered by such third party lender(s) (the “Third Party Financing Terms”).

(b)
If the Facility Agent (acting on the instructions of all the Lenders) does not grant written consent to the Financing Request within fifteen (15) calendar days after the date of the Financing Request, the Lenders shall provide such Additional Financing to the Borrower and shall enter into definitive loan documentation with the Borrower within forty five (45) calendar days after the date of the Financing Request. The terms and conditions of the loan documentation with respect to the Additional Financing shall not be less favorable to the Borrower than the Third Party Financing Terms.

(c)
Notwithstanding the above, the Borrower may enter into separate loan documentation with any third party lender(s) with respect to the Additional Financing if the Borrower and the Lenders fail, after good faith negotiations, to enter into definitive loan documentation regarding any Additional Financing within forty five (45) calendar days after the date of the Financing Request.

16.4    General Undertakings by the Finance Parties

Each Lender and any of its other branches, each hereby undertake that it shall, at the
Borrower's request:

(a)	assist the Borrower (without fees or any conditions) in obtaining any relevant approval, consent, certificates, grants, licenses, and permission from any Governmental Agency;

(b)
assist the Borrower (without fees or any conditions) in handling the application, process, and procurement of the Business License, Registration Certificate for Foreign Exchange and other documents and procedures;

(c)	provide to the Borrower (without fees) financial services, including interest rate, exchange rate and industrial policies;

(d)	offer to the Borrower (without fees) customized financial services, including collecting and delivering the receipts of the Borrower and related services;

(e)	assist the Borrower with the daily account management and daily settlement of the Borrower's accounts (at favourable fees according to the usual and standard charges); and

(f)	provide the Borrower favourable access to various financial products, including, without limitation, letters of credit and foreign exchange services.

16.5	Additional Undertakings by the Lenders.
(a)    Cost-overruns.

(i)
Each Lender agrees to grant additional facilities and/or to increase its Commitment under this Agreement upon and in the manner requested by the Borrower for the purpose of paying cost overruns in connection with the Project; provided that (1) the Borrower submits a written request to the Facility Agent together with evidence that such cost-

overrun amounts have been approved by the Borrower (the “Request”); (2) the change in the total investment amount of the Project has, if required by law, been approved by the relevant Governmental Agency; (3) the equity invested by the Shareholders to pay for such cost overruns is in the legally required proportion to the additional amount of the facilities requested to be granted; and (4) all Lenders have received credit committee approval for such additional commitment.

(ii)
The Lenders agree that any additional loan facilities granted pursuant to paragraph (i) above by way of a separate facility agreement shall be made on the same (or no less favorable) terms and conditions as this Agreement, and that the underlying loan documentation with respect thereto shall be agreed and executed by the Parties within a commercially reasonable period of time following the date that the Borrower delivers a Request to the Facility Agent.

(iii) Notwithstanding anything to the contrary herein, if any Lender does not receive credit committee approval to grant additional facilities and/or to increase its Commitment under this Agreement in accordance with paragraph (i) above within ten (10) Business Days of the date of the Request, the Borrower shall have a right to enter into separate financing agreements with third party lenders for the purpose of financing the cost- overrun amounts, provided that the Borrower obtains consent from the Lender who holds over 50% of the total Commitments (which Lender shall be deemed to represent the syndicate in respect of this matter) (the “Representative Lender”). The Parties agree that the Representative Lender shall not unreasonably withold, condition or delay its consent to the Request, and that the Representative Lender's consent shall be deemed to be granted (and bind all the Lenders) if it does not deliver a written consent to the Borrower within ten (10) Business Days of its receipt of the Borrower's Request.

(b)	Financing Commitment. Notwithstanding anything to the contrary herein, Bank of China (in its capacity as a Lender herein) shall at all times hold and maintain more than 50% of the total Commitments.

(c)	Settlement Services. The Lenders agree to offer to the Borrower competitive rates for all settlement and deposit services with respect to the Project.

(d)
Rate Protection. Each Lender agrees that the interest rate applicable to any Loan shall at no time be higher than the interest rate for any US Dollar or RMB loan of a similar amount and tenor offered by such Lender to any other borrower to finance a similar project with similar industrial credit risks. If such other borrower receives a lower interest rate or more preferable interest rate terms than the Borrower, the Lenders shall adjust the interest rate(s) with respect to the applicable Loan(s) to the lower/more preferable interest rates offered to such other borrower, and the Lenders shall execute an amendment to this Agreement and/or any related documents reflecting such amended terms. Each party shall bear its own legal fees in connection with such amendment.

(e)
Refinancing Right. Each Lender hereby agrees that if it fails to perform its obligations with respect to Section 16.5(d) above, or the Borrower has been offered financing in connection with the Project at a lower interest rate or on more preferable interest rate terms than those provided by the Lenders in the domestic PRC market, the Borrower shall have the right to:

(i)    refinance all or any portion of the Facilities with such other lender(s);

and/or

(ii)
negotiate the financing price and/or terms of all or a portion of the Facilities with the Lenders so as to lower the Borrower's financing costs and/or optimize the Borrower's financing terms under this Agreement.

The Borrower agrees that the Borrower's exercise of such right shall not breach this Agreement.

(f)	Exercise of Rights. The Lenders shall exercise their rights hereunder in the manner agreed in this Agreement.

(g)
Lender's Rights. Each Lender undertakes that, unless otherwise explicitly agreed in this Agreement, (i) it will not require or accept any security or financial support with respect to any debt owing by the Borrower that is not otherwise provided to the other Lenders; and (ii) the rights of each Lender shall be the same priority with each other Lender.

17.    EVENTS OF DEFAULT

Each of the events or circumstances set out in the following sub-clauses of this Section
17 (Event of Default) which has a Material Adverse Effect shall be an “Event of Default”.

(a)    the Borrower fails to:

(i)
repay any instalment of principal on any Facility pursuant to the provisions contained in the Finance Documents, provided that no Event of Default shall occur if remedied within eight (8) Business Days after the Borrower's receipt of written notice from the Facility Agent regarding such breach; and

(ii)
fails to pay any other amount (other than as specified above), including any interest instalments in accordance with the terms of the Financing Documents; provided that no Event of Default shall occur if remedied within thirty (30) calendar days after the Borrower's receipt of written notice from the Facility Agent regarding such breach;

The Parties agree that an Event of Default shall not occur if the Borrower remedies a late payment in accordance with the terms above; provided that the Lenders shall be entitled to calculate and charge default interest against the Borrower in accordance with Section 9.1 (Default Interest).

(b)
the Borrower breaches any of the covenants and undertakings set forth in the Finance Documents; provided that no Event of Default shall occur if remedied within thirty (30) calendar days after the Borrower's receipt of written notice from the Facility Agent regarding such breach;

(c)
any Representation made or deemed to be made by the Borrower is or proves to have been incorrect or misleading; provided that no Event of Default shall occur if remedied within thirty (30) calendar days after the Borrower's receipt of written notice from the Lender regarding such breach;

(d)	an Event of Default caused by the Borrower has occurred and is continuing after the expiry of any applicable grace periods under any Finance Document;

(e)    the Borrower closes its business or becomes dissolved or bankrupt; or

(f)
the Borrower is involved in any major financial dispute, lawsuit or arbitration, or has any asset seized, sealed up or enforced, or is investigated or punished by judicial authorities or administrative authorities (including, but not limited to, the taxation authority and the industrial and commercial administration), which has a Material Adverse Effect; provided that no Event of Default shall occur if remedied effectively within thirty (30) calendar days after the Borrower's receipt of written notice from the Facility Agent regarding such breach.

18.    NOTICE AND REMEDIES

18.1    Notice

(a)	Each Lender shall immediately notify the Facility Agent upon becoming aware of any Event of Default or any fact or situation which it reasonably believes will constitute an Event of Default.

(b)
If the Borrower delivers a notice to the Facility Agent informing the Facility Agent of the occurrence of an Event of Default, or any Lender delivers a notice in accordance with this Agreement, the Facility Agent shall notify each Lender of the occurrence of such event.

18.2    Remedies
During the continuance of an Event of Default, the Facility Agent shall (upon instruction by all the Lenders or both of the Lenders if there are only two members in the lending syndicate), deliver written notice to the Borrower and, where applicable, take the following actions:

(a)	exempt or waive the relevant Event of Default or agree with the remedies for the relevant Event of Default;

(b)	require the Borrower to correct its default within a reasonably stipulated time limit;

(c)	suspend or terminate in part or in whole the Facilities granted to the Borrower under the Finance Documents;

(d)	declare that the outstanding principal and interest owing by the Borrower under the Finance Documents shall become immediately due and payable in part or in whole;

(e)
require each Finance Party to directly offset any amounts from any of the Borrower's accounts which are opened with a Finance Party (including its subsidiary) and to transfer such amounts to the Facility Agent for it to apply such amounts in repayment of all outstanding principal and accrued interest with respect to the Loans;

(f)
negotiate with the Borrower on additional conditions for any further Utilisations and payment, or the altering of conditions for Utilisations and payment corresponding with changes in the Borrower's credit standing (such as lowering the threshold amount of authorized payment, or requiring recovery of loan proceeds of any Facility paid in violation of this Agreement);

(g) demand that other measures of guarantee are provided by the Borrower; and

(h)	request other reasonable measures be taken by the Borrower as the Lenders reasonably deem necessary and possible.

19.    TRANSFERS AND PARTICIPATION

19.1    Assignments and Transfers by a Lender

Subject to the terms and conditions in this Section 19 (Transfer and Participation), a
Lender may:

(a) assign a portion of its rights under the Finance Documents; or

(b)
transfer by novation a portion of its rights and obligations under the Finance Documents (any such assignment, transfer or novation, a “Lender Transfer”), to any one or more banks or financial institutions (a “Transferee Lender”); provided that:

(i)    the Lender provides thirty (30) Business Days' prior written notice to the
Borrower;

(ii)	the Lender Transfer is not made to any of the competitors in the same industry of the Borrower listed in Schedule 7 (List of Competitors), or any of their respective Affiliates;

(iii) except for a mandatory transfer pursuant to Section 19.2 (Mandatory Transfer) or as otherwise agreed herein, the aggregate amount of the Commitment of any Lender that is transferred shall not exceed sixty percent (60%) of its original Commitment (unless such Lender is expressly required under applicable Law to transfer more than sixty percent (60%) of its original Commitment); and

(iv) all documentation to be entered into by the Lender, any new lenders and/or the Borrower in connection with the Lender Transfer (including any amendment and/or restatement of any Finance Document or any separate loan documentation) shall be in form and substance satisfactory to the Borrower in its sole discretion. The Borrower agrees to consent to a Lender Transfer if such transfer does not increase any obligations or reduce any rights of the Borrower and/or the Shareholders with respect to any Facility.

19.2    Mandatory Transfer

(a)
Notwithstanding anything to the contrary herein, if any Lender (other than Bank of China) fails to disburse a Loan within five (5) Business Days from the date a Utilization Request is delivered and the conditions precedent to the Utilization have been satisfied in accordance with this Agreement, the Borrower shall have the right (but not the obligation) to instruct such Lender to transfer its Available Facility B Commitment to Bank of China by delivering a written transfer order to such Lender (a “Transfer Order”) in the form attached hereto as Schedule 6 (Form of Transfer Order), with a courtesy copy to the Facility Agent and the other Lenders. The Parties agree that upon such Lender's receipt of the Transfer Order, such Lender shall immediately transfer its Available Facility B Commitment (the “Transferred Commitment”) to Bank of China (and Bank of China shall, strictly in accordance with the terms and conditions set out in this Section 19.2, immediately assume the full amount of the Transferred Commitment and execute any documents reasonably requested by the Borrower in respect of such transfer).

(b)
The Parties agree that, unless otherwise determined by the Borrower in its reasonable discretion, the mandatory transfer contemplated herein shall be completed in accordance with the procedures for transfer set out in Section

19.5 (Procedure for Transfer) below (except that the terms and conditions of Section 19.1 and 19.5(b) shall not apply to such transfer). The Finance Parties shall cooperate to complete the transfer within five (5) calendar days after the issuance of a Transfer Order by the Borrower.

(c)	All of the obligations of the transferring Lender under this Agreement shall remain with such Lender until the completion of the above transfer.
Notwithstanding anything to the contrary herein, upon completion of the transfer, (i) Bank of China shall assume all of the rights and obligations of the transferring Lender in respect of the Transferred Commitment, (ii) Bank of China's Available Facility B Commitment shall increase by the amount of the Transferred Commitment, and (iii) Bank of China shall be obligated to disburse the full amount of its increased Available Facility B Commitment to the Borrower in accordance with the terms of this Agreement. For the avoidance of doubt, the rights and obligations of the transferring Lender with respect to the portion of the transferring Lender's Commitment that has already been disbursed to the Borrower but has not yet been repaid, and which has not otherwise been transferred in accordance with the terms of this Agreement, shall not be affected by the transferring Lender's transfer of its Available Facility B Commitment pursuant to this Section 19.2.

(d)
The transferring Lender shall bear all of the costs and expenses (including legal fees) incurred by the Parties in connection with the mandatory transfer set out herein and shall indemnify the other Parties on demand for such costs.

19.3    Protective Provisions

If a Lender assigns or transfers any or all of its rights or obligations under the Finance Documents or changes its Facility Office, and as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the Transferee Lenders or Lender acting through its new facility office, then the Transferee Lenders or Lender acting through its new facility office is only entitled to receive payment in accordance with the terms herein to the same extent as the existing Lender acting through its previous facility office would have been if the assignment, transfer or change had not occurred.

19.4    Limitation of Responsibility of Lenders

(a)	Unless expressly agreed to the contrary, a Lender makes no representation or warranty and assumes no responsibility to a Transferee Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)    the financial condition of the Borrower;

(iii)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other documents, and any representations or warranties implied by law are excluded.

(b)	Each Transferee Lender confirms to the Lenders and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Except for a transfer made in accordance with Section 19.2 (Mandatory Transfer), nothing in any Finance Document obliges a Lender to:

(i)
accept a re-transfer or a reverse transfer from a Transferee Lender of any of the rights and obligations assigned or transferred to the Transferee Lender under this Section 19 (Transfer and Participation); or

(ii)	support or bear any losses directly or indirectly incurred by the Transferee Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

19.5    Procedure for Transfer

(a)
Subject to the conditions set out in Section 19.1 (Assignments and Transfers by a Lender) a transfer is effected in accordance with paragraph (b) below when the Facility Agent executes a duly completed Transfer Certificate (in triplicate) which has been executed and delivered by the Lender and the Transferee Lender to the Facility Agent no less than five (5) Business Days prior to the proposed Transfer Date. The Facility Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate. The Facility Agent shall as soon as practicable send a copy of such executed Transfer Certificate to the Borrower. Notwithstanding anything to the contrary herein, the Facility Agent agrees to immediately execute a Transfer Certificate in respect of a Transfer Order on the date of its receipt thereof.

(b)
the Facility Agent is not obliged to execute a Transfer Certificate delivered to it by a Lender and the Transferee Lender unless the Facility Agent is satisfied that it has completed all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct in relation to the transfer to such Transferee Lender.

(c)    On the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each of the Obligors and the transferring Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the Transferee Lender shall assume obligations towards one another and/or acquire rights against one another which are the same as the Discharged Rights and Obligations, but only insofar as that Obligor and the Transferee Lender have assumed and/or acquired the same in place of that Obligor and the transferring Lender;

(iii)
the Facility Agent, the Arrangers, the Transferee Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the Transferee Lender been an original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Arrangers and the Lender shall each be released from further obligations to each other under this Agreement; and

(iv)    the Transferee Lender shall become a Party as a “Lender.”

(d)
The procedure set out in this Section 19.5 (Procedure for Transfer) shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of assignment or transfer of such right or obligation or prohibit or restrict any assignment or transfer of such right or obligation, unless such prohibition or restriction shall not be applicable to the relevant assignment or transfer or each condition of any applicable restriction shall have been satisfied.

19.6	Disclosure of Information Any Lender may disclose to:
(a)    any of its Affiliates;

(b)    its head office and any other branch;

(c)    any other Finance Party; and

(d) any other person:

(i)	to (or through) whom that Lender intends to assign or transfer (or may potentially assign or transfer) all or any part of its rights and obligations under this Agreement;

(ii)
with (or through) whom that Lender intends to enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; or

(iii)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about the Borrower and the Finance Documents as that Lender shall consider appropriate, provided that the person to whom such information is to be given (other than the head office of the Lenders) has executed a valid written confidentiality undertaking, a copy of which shall be promptly provided to the Borrower).
19.7    Authorization to the Facility Agent

Subject to Section 19.1 (Assignments and Transfers by a Lender), the Borrower and each Finance Party (except for the Lender and the Transferee Lender seeking the relevant transfer) irrevocably authorize the Facility Agent to sign each Transfer Certificate on their behalf as their consent to the proposed transfer.

20.    CHANGES IN THE OBLIGORS

20.1	The Borrower may not, without the Facility Agent's prior written consent, assign or transfer any of its rights, benefits and obligations under this Agreement.

20.2
The Borrower shall ensure that each Shareholder shall only transfer or sell its respective interests in the Borrower to its respective Affiliates or the other Shareholder upon the satisfaction of the following:

(a) the Shareholder delivers prior notice to the Facility Agent;

(b)	such transfer does not have a material adverse effect on any rights or interests of the Lenders or incur any extra cost for the Lenders; and

(c) following such transfer, Aleris Asia remains the majority or controlling
Shareholder of the Borrower.

21.    RELATIONSHIP BETWEEN THE FINANCE PARTIES

21.1    Appointment of Facility Agent

(a)	Each of the other Finance Parties appoints the Facility Agent to act as its facility agent under and in connection with the Finance Documents.

(b)
Each of the other Finance Parties authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to each of them under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c) The relationship between the Facility Agent and each of the other Finance
Parties is solely an agency relationship.

(d) The Facility Agent shall not act as the agent of the Borrower in any respect.

21.2    Duties of Facility Agent

(a)
The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to it for that Party by any other Party within three (3) Business Days upon receipt of such document. Unless otherwise agreed in this Agreement, the Facility Agent shall not be responsible to verify the sufficiency, accuracy or completeness of the form and substance of any document forwarded by it to any other Party.

(b)	The Facility Agent shall create and maintain the relevant accounts with respect to this Agreement and provide such accounts to each Lender upon request.

(c)	The Facility Agent shall, in accordance with this Agreement, be responsible for the disbursement of the Loan proceeds, the management of the disbursement process and the administration of the Loans that have been disbursed and are outstanding.

(d)
If the Facility Agent receives notice from a Party referring to this Agreement, describing an Event of Default and stating that the circumstance described is an Event of Default, it shall promptly notify the Finance Parties and the Borrower in writing within three (3) Business Days of its receipt of such notice.

(e)
If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than to the Facility Agent or the Arrangers) hereunder it shall promptly notify the other Finance Parties and the Borrower within three (3) Business Days upon its awareness of such non-payment.

(f)
If the Facility Agent is aware of the occurrence of any of the events set out in Section 16.1(g), it shall promptly notify the other Finance Parties and the Borrower within three (3) Business Days upon its awareness of such event.

(g)
The Facility Agent shall, according to the decision of all the Lenders, organize the Lenders to initiate and/or participate in any lawsuit, arbitration or other legal proceeding with respect to this Agreement, provided that each Lender has compensated the Facility Agent in advance for any and all costs, fees, expenses (including, but not limited to, legal fees) and liabilities it has incurred or may incur as a result of its action in accordance with such instruction.

(h)
The Lenders agree that the remedies set forth in Section 18.2 (Remedies) herein and the right to initiate a legal proceeding against the Borrower shall be exercised through the Facility Agent at the instruction of all the Lenders; provided that, if, for a period of thirty (30) calendar days the Facility Agent fails to take any action previously authorized in writing by all the Lenders (as applicable), any member of the lending syndicate may, in consultation with the other Lenders, require the Facility Agent to resign and appoint a replacement Facility Agent, which agent shall assume of all of the obligations of the Facility Agent herein and accede to this Agreement.

(i) The Facility Agent shall not be liable to any other Party due to the breach of this
Agreement by any other Party.

(j)	The Facility Agent shall perform its responsibilities hereunder in a prudent and diligent manner.

21.3    Role of Arrangers

Except as specifically provided in the Finance Documents, the Arrangers do not have any obligations of any kind to any other Party under or in connection with the Finance Documents.

21.4    No Fiduciary Duties

(a)	Except as expressly provided for herein, nothing in this Agreement constitutes the Facility Agent or any Arranger as a trustee or fiduciary of any other person.

(b)	The Facility Agent and the Arrangers shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

21.5    Business with the Borrower

The Facility Agent and the Arrangers (including their respective subsidiaries) may accept deposits from, provide loans to and generally engage in any other kind of banking business with the Borrower.

21.6    Rights and Discretions of Facility Agent

(a) The Facility Agent may rely on:

(i)	any representation, notice or document believed by it to be true, correct and appropriately, legally and effectively authorised; and

(ii)
any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within its knowledge or within its power to verify.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)    no Event of Default has occurred (unless it has actual knowledge of an
Event of Default);

(ii)	any right, power, authority or discretion vested in any Party or the Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than an Utilisation Request) is made on behalf of and with the consent and knowledge of the Shareholders.

(c)	The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

(d)	The Facility Agent may, subject to the confidentiality provisions herein, disclose to any other Party any information it reasonably believes it has received as agent under any Finance Document.

(e)
Notwithstanding any other provision of any Finance Document to the contrary, the Facility Agent and the Arrangers shall not be obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or duty of confidentiality.

21.7    Independent Credit Assessment

Each Lender hereby confirms that it has conducted and will continue to conduct (in each case, in accordance with relevant PRC laws) an independent investigation, verification and assessment of the financial position, credit status, business status, legal status and other conditions of the Borrower, and will independently make a determination and decision as to such matters, and shall underwrite the credit of the Borrower. The Lenders investigation with respect to the Facility shall include, but not be limited to, the following:

(a)
Investigate, verify or assess the sufficiency, accuracy or completeness of any information related to any other Party hereto or the transactions hereunder, notwithstanding whether such information is provided to the Lenders by the Facility Agent or the Arrangers;

(b)	Investigate, verify or assess the financial position, credit status, business status, legal status and other conditions of any other party hereto; and

(c)
Investigate, verify or assess the legality, effectiveness, binding force, sufficiency or enforceability of this Agreement, or any document related to this Agreement, or the actions conducted or to be conducted by any other party hereto.

21.8    Syndication Meeting

(a)    Decision Making Mechanism of the Lenders

(i)
If any matter is specifically required herein to be decided by the Majority Lenders or all of the Lenders, any Lender may notify the Facility Agent in writing upon becoming aware of such matter, and the Facility Agent shall, after receiving such notice or otherwise becoming aware of such matters, notify each Lender in a timely manner and request the Lenders to provide a written response within a reasonable time period thereafter.

(ii)
Each Lender shall, after receiving written notice from the Facility Agent in accordance with Section 21.8(a)(i) (Syndication Meeting), notify the Facility Agent in writing of its decision in respect of such matter within the period set out in the Facility Agent's notice or as otherwise instructed by the Facility Agent.

(iii)
Unless otherwise provided herein, the Facility Agent shall act in accordance with the decisions and instructions of the Majority Lenders or all the Lenders and its obligations under this Agreement; provided that the Facility Agent shall not be liable to any Party for any act or omission that the Majority Lenders or all of the Lenders (as applicable) have required the Facility Agent to undertake (or refrain from taking).

(iv)
The decisions of the Majority Lenders or all of the Lenders in accordance with this Agreement shall be binding upon each Lender, and each Lender shall cooperate with the Facility Agent to implement such decisions.

(v)
If the Majority Lenders or all of the Lenders (as applicable) fail to agree on a decision to be made under this Agreement, the Facility Agent shall propose a preliminary solution for such matter and solicit opinions from each Lender in accordance with the aforementioned procedures. If any of the Lenders fails to notify the Facility Agent in writing of its decision with respect to the Facility Agent's proposed solution within the period required by the Facility Agent, such Lender shall be deemed to have agreed on such solution.

(vi)	In the absence of instructions from the Lenders, the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of all the Lenders.

(b)    Matters to be Agreed by all Lenders

Unless otherwise agreed in this Agreement, any amendment to this Agreement in connection with any of the following matters shall be subject to the written consent of all the Lenders

(provided that any decision made by the Lenders with respect to such matters shall not take effect on, or otherwise bind the Borrower unless documented in an amendment or such other agreement signed by the Borrower):

(i)	any change to the Facility A Commitment, the Facility B Commitment or the currency of the Loan proceeds;

(ii) any change to the Availability Period and the Term;

(iii) any change to any Principal Payment Instalment or Scheduled
Repayment Date;

(iv) any change to the Loan Interest Rate and the Default Interest Rate;

(v)	any change to the currency, amount and payment date of amount to be paid or payable to any Finance Party under this Agreement;

(vi)	any change or release of the security under the Security Documents; (vii) any amendment to the definition of the “Majority Lenders”; and

(viii) any amendment to Section 27 of this Agreement (Amendments and Waivers).

(c)    Procedures and Rules for the Syndication Meeting

(i) If any matter to be decided requires an act of the Facility Agent, the Facility Agent shall organize and chair the syndication meeting.

(ii)	In addition to paragraph (i) above, the Facility Agent shall be responsible for convening the syndication meeting in any of the following circumstances:

(1)	Upon request by an Arranger, if it believes that there is a significant matter for which it is necessary to convene a syndication meeting;

(2)	Upon the joint written request by the Lenders who hold an aggregate commitment of more than one third (1/3) of the Commitments; or

(3)	Upon written request by any Lender in the event there are only two members in the lending syndicate.

(iii)
If the Facility Agent will convene a syndication meeting, it shall deliver written notice to each Lender at least five (5) Business Days prior to the meeting or within such shorter period as determined by the Facility Agent, in such manner as the Facility Agent believes is in the best interests of the Lenders. The meeting notice shall include the time, place and form of the meeting to be convened and the matters to be discussed at the syndication meeting.

(iv)
The syndication meeting may be convened in the form of an on-site meeting, a video- or tele-conference or remotely, by way of written consents (i.e., the Facility Agent delivers a notice via fax to the Lenders and obtains the consent from each Lender via fax). The form of the meeting shall be decided by the Facility Agent and stated in the meeting notice, provided that the Facility Agent shall, to the extent practicable, convene the meeting in the form of written consents for the purpose of minimizing expenses.

(v)
If any Lender fails to notify the Facility Agent on or before the decision date of a matter to be agreed by the Majority Lenders or all the Lenders (as the case may be), such Lender shall be deemed to have agreed on such matter.

(vi)
Each Lender shall notify the Facility Agent whether it will attend the syndication meeting within three (3) Business Days after its receipt of the meeting notice. The Lenders must submit any proposals to be discussed at the meeting to the Facility Agent no later than five (5) calendar days prior to a meeting date so that the Facility Agent has sufficient time to notify the other Lenders of such proposal.

(vii)
Each Lender may designate one or two authorized representatives and several common representatives to attend the syndicate meeting. All representatives may participate in the discussion and express their opinions, but only the authorized representatives can represent the Lenders    in voting on resolutions. Each Lender's authorized representatives must hold a legal and valid power of attorney with an explicit scope of authority. The power of attorney issued by each Lender shall explicitly state that the documents signed by the authorized representatives (without the company seal) are legally binding upon such Lender. All Lenders' company seals shall be filed with the Facility Agent, and all authorized representatives thereof shall present the power of attorney affixed with the company seal for the Facility Agent to verify.

(viii)
All resolutions made during the syndication meeting shall be recorded in writing by the Facility Agent and shall be submitted to each Lender's authorized representatives for signing. Any Lender that disagrees with a resolution shall still sign the resolution, and such resolution shall be legally binding upon all Lenders. An original of each valid executed resolution made during the syndication meeting shall be provided to each Lender, and if the resolution is in relation to the rights, obligations and other interests of the Borrower under this Agreement, one original shall also be delivered to the Borrower.

21.9    Indemnification by the Lenders

(a)
The Facility Agent shall deliver a written request to the Lenders to indemnify it for all reasonable costs, fees, losses and expenses (including attorney's fee) and liabilities (except for those caused by Facility Agent's negligence or fault) that are incurred or may be incurred by the Facility Agent while acting as the Facility Agent in accordance with this Agreement.

(b)
Each Lender shall, based on its proportion of the total Commitments, indemnify or pay in advance to the Facility Agent all reasonable costs, fees, losses and expenses (including attorney's fee) and liabilities that are incurred or may be incurred by the Facility Agent while acting as the Facility Agent in accordance with this Agreement within ten (10) Business Days after being requested by the Facility Agent, except for any costs, fees, losses and expenses caused by the Facility Agent's negligence or fault.

21.10 Resignation of Facility Agent

(a)	The Facility Agent may, with the written consent of the Borrower, resign and appoint one of its Affiliates acting through an office of its location as successor by giving notice to the Lenders and the Borrower, in which case the Lenders (upon written approval by the Borrower) may appoint a successor Facility Agent.

(b)
If the Lenders have not appointed a successor Facility Agent in accordance with paragraph (a) above within thirty (30) calendar days after the notice of resignation was given, the Facility Agent (upon written approval by the Borrower) may appoint a successor Facility Agent (acting through a subsidiary in the PRC).

(c)
The retiring Facility Agent shall make available to the successor Facility Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(d)	The Facility Agent's resignation notice shall only take effect upon the appointment of a successor.

(e)
Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Section 21 (Relationship Between the Finance Parties). The Facility Agent's successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(f)
Subject to the written consent of the Borrower, the Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (a) above. In this event, the Facility Agent shall resign in accordance with paragraph (a) above.

21.11 Confidentiality

(a)
In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through a legally separate subsidiary which shall be treated as a separate entity from any other of its departments or subsidiaries.

(b)
If information is received by another division or department of the Facility Agent, it may, unless the Facility Agent has knowledge of such information, be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

(c)
Notwithstanding any other provision of any Finance Document to the contrary, the Facility Agent and the Arrangers shall not be obliged to disclose to any person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of any contractual or fiduciary duty.

21.12 Relationship with Lenders

Subject to Section 23.2 (Distributions by Facility Agent), the Facility Agent may treat each Lender as a Lender entitled to payments under the Finance Documents, unless it has received prior written notice from that Lender to the contrary in accordance with the terms and conditions of this Agreement.

21.13 Security Agent

(a)
Each of the other Finance Parties appoints the Security Agent to act as it agent and trustee to hold the security interests created under the Security Documents for and on behalf of the other Finance Parties, and to enforce the security under the Security Documents in accordance with the terms and conditions thereof.

(b)
All other provisions contained in this Section 21 (Relationship Between the Finance Parties) shall apply, mutatis mutandis, to the Security Agent as if it were the Facility Agent for the purpose of, and in relation to, the Security Documents.

21.14 Majority Lenders Instructions

(a)
Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent subject to any instruction given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) subject to such an instruction by the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instruction given by the Majority Lenders shall be in the interest of all the Lenders and shall be binding on all the Lenders.
22.    SHARING AMONG THE FINANCE PARTIES

22.1    Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Section 23 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents,

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)
the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent or the Security Agent and distributed in accordance with Section 23 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made in accordance with Section 23.1 (Partial Payments).

22.2    Redistribution of Payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Section 23 (Payment Mechanics).

22.3    Recovering Finance Party's Rights

(a)
On a distribution by the Facility Agent under Section 22.2 (Redistribution of Payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)
If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

22.4    Reversal of Redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance
Party becomes repayable and is repaid by that Recovering Finance Party,

(a)
each Finance Party which has received a share of the relevant Sharing Payment pursuant to Section 22.2 (Redistribution of Payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)
that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

22.5    Exceptions

(a)
This Section 22 (Sharing Among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Section, have a valid and enforceable claim against the relevant Borrower.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)    it notified that other Finance Party of the legal or arbitration proceedings;
and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

23.    Payment Mechanics

23.1    Payments to the Facility Agent

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value at or before 11:00 am (Beijing time) on the due date and in such currency as reasonably specified by the Facility Agent (it being understood that any payment or repayment of a Loan shall be in the currency of the Loan that was originally disbursed to the Borrower).

23.2    Distributions by the Facility Agent

(a)
Each payment received by the Facility Agent under the Finance Documents for another Party shall be made available by the Facility Agent to the Lenders as soon as practicable at or before 4:00 pm (Beijing time) on the date of the Facility Agent's receipt thereof (provided that the Facility Agent receives such payment on or before 11:00 am (Beijing time)), and shall be distributed to the Party entitled to receive such payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such specified account as that Party may notify to the Facility Agent by not less than five (5) Business Days' prior written notice.

(b)	The Facility Agent shall distribute payments received by it in relation to all or any part of the Loan to the Lenders indicated in the records of the Facility Agent as being so entitled on that date.

(c)	Unless otherwise required by relevant laws and regulations or otherwise provided herein, the Facility Agent shall apply all amounts that it receives under the Finance Documents (in any currency) in accordance with the following sequence and ratio:

(i)	First, to the Facility Agent, in payment of any agency fees, arrangement fees or participation fees that are due and payable by the Borrower under Section
11 (Fees) of this Agreement;

(ii)
Second, to the Lenders, in payment of any accrued interest that is due and payable by the Borrower under this Agreement (including, but not limited to, any compound interest and penalty interest), which payment shall be paid ratably to the Lenders in proportion to their respective share in the accrued interest that is due and unpaid;

(iii)
Third, to the Lenders, in payment of any principal that is due and payable by the Borrower under this Agreement, which payment shall be paid ratably to the Lenders in accordance with the proportion of each Lender's Commitment; and

(iv)	Fourth, to the applicable Finance Parties, in payment of any amount due and payable by the Borrower under this Agreement.

Notwithstanding the foregoing, the Lenders shall have the right from time to time to agree to alternative allocations and/or priority of applications with respect to payments received (as well as payment obligations amongst the Lenders) with respect to the Loans in accordance with separate written agreements among the Lenders and other applicable Finance Parties.

All moneys received by any Finance Party arising from the enforcement of the Security Documents shall be applied against amounts owing under the Finance Documents in accordance with the terms of the applicable Security Document(s) and this Agreement before any excess is returned to any Obligor.

23.3    Distributions to an Obligor

The Facility Agent may (with the Borrower's consent) apply any amount received by it for an Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied, in accordance with Section 23.2 (Distributions by the Facility Agent).

23.4    Partial Payments

If the Facility Agent receives a payment that is insufficient to repay all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in accordance with Section 23.2 (Distributions by the Facility Agent).

23.5    Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the immediately preceding Business Day (if there is not).

(b)
During any extension of the due date for payment of any principal or the Unpaid Sum under paragraph (a) above, interest is payable on the principal or the Unpaid Sum at the rate payable on the original due date.

23.6    Currency of Account

(a)
Subject to paragraphs (b) and (c) below, the currency of account and payment for any sum due from the Borrower under any Finance Document shall be the same as the currency of the Loan extended to the Borrower under which the said sum occurs (i.e., USD for Facility A and RMB for Facility B).

(b)	Any payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	If a Finance Document provides for the currency of a certain payable amount, such provision shall prevail.

(d)
When the Facility Agent distributes any payment it receives from the Borrower in accordance with Section 23.2 (Distributions by the Facility Agent) of this Agreement, if the currency of the payment received by the Facility Agent is different from that the currency that the Facility Agent is required to distribute, the Facility Agent shall be entitled to convert such currency based on the middle point exchange rate published by Bank of China one (1) Business Day prior to the due date thereof.

23.7    Change of Currency

If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent reasonably specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

24.    NOTICES

24.1    Communications in Writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or electronic means.

24.2    Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a) Facility Agent
Bank of China Limited, Zhenjiang Jingkou Sub-Branch
255 Nanmen Street
Zhenjiang, Jiangsu Province, PRC Attn:    Hou Guoqing 候ò国ú庆ì
Fax:    0511-85023498
(b) Borrower
Aleris Dingsheng Aluminum (Zhenjiang) Co. Ltd.
c/o Aleris Asia Pacific Ltd.
Jingkou Science & Tech Industrial Area
Zhenjiang, Jiangsu Province, PRC Attn: Managing Director Fax: 216-910-3654

With copies to:

Aleris International, Inc.
25825 Science Park Drive
Suite 400
Beachwood, Ohio 44122
Attn: Christopher R. Clegg
Fax: 216-910-3654

And:

SNR DENTON
Suite 3201 Jardine House
1 Connaught Place, Central
Hong Kong, PRC
Attn: Mitchell Dudek
Fax: (852) 2868-0069

(c) Lenders - refer to Schedule 1 (Lenders and Commitments).

or any substitute address, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five (5) Business Days' notice.

24.3    Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i) if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Section 24.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to a Party will be effective only when actually received by such Party.

(c) All notices from or to the Borrower shall be sent through the Facility Agent.
24.4    Language

(a)	This Agreement shall be executed in English and Chinese. In the event of any discrepancy between the Chinese version and the English translation, the Chinese version shall prevail.

(b) All other documents provided under or in connection with any Finance
Document must be in both Chinese and English.

24.5    Electronic Communication

(a)
Notwithstanding the above, any communication to be made between the any of the Parties hereto under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the relevant Parties:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii) notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Parties will be effective only when actually received in readable form.

25.    DISCLOSURE

The Lender may disclose to:

(a)	any of its Affiliates;

(b) its head office and any other branch; and

(c) any other person:

(i)	to (or through) whom the Lender intends to assign or transfer (or may potentially assign or transfer) all or any part of its rights and obligations under this Agreement;

(ii)
with (or through) whom the Lender intends to enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; or

(iii)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about the Borrower and the Finance Documents as the Lender shall consider appropriate, provided that the person to whom such information is to be given (other than the head office of the Lender) has executed a valid written confidentiality undertaking, a copy of which shall be promptly provided to the Borrower.

26.    PARTIAL INVALIDITY
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

27.    AMENDMENTS AND WAIVERS

Subject to Section 21.8(b), any term of any Finance Document may be amended or waived only with the consent of the Majority Lenders and the applicable Obligor, and any such amendment or waiver shall be binding on all Parties.

28.    COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

29.    ENTIRE AGREEMENT

This Agreement and the other Finance Documents embody the entire agreement with respect to the subject matter covered by these documents and understanding between the Parties and supersede all prior agreements and understandings between such Parties relating to the subject matter hereof and thereof. Accordingly, the Finance Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.

30.    CONTROLLING PROVISIONS

To the extent that the provisions of this Agreement are inconsistent with any provision of any other Finance Document, unless such Finance Document provides otherwise, the provisions of this Agreement shall take precedence.

31.    SECURITY

To the extent expressly permitted under PRC law, (i) the Security Documents shall be considered as separate contracts that are independent from this Agreement and the relevant Finance Documents and shall secure any repayment obligations of the Borrower under this Agreement; and (ii) the effectiveness of the Security Documents shall not be affected by any change in the effectiveness or validity of this Agreement and the relevant Finance Documents.

32.    GOVERNING LAW AND JURISDICTION

32.1    Governing Law

This Agreement is governed by and shall be construed in accordance with the laws of the PRC.

32.2    Competent Courts

(a)
The Parties hereto shall discuss with one another to settle any dispute arising under the Finance Documents in the principle of good faith. If no settlement is so reached to the satisfaction of the Parties to such Finance Documents, each of the parties hereto agrees that the courts of the PRC shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with or related to this Agreement.

(b)
During the settlement of the dispute, if such dispute does not affect the performance of other provisions of the Finance Documents, such other provisions of the Finance Documents shall continue to be performed.

32.3    Expenses of Dispute Resolution

Unless otherwise required by relevant laws, as ordered by a PRC court or as otherwise agreed in writing by the Parties, the expenses incurred by the Parties in connection with any dispute resolution proceeding (including reasonable attorney fees) shall be borne by the losing Party.

This Agreement has been entered into on the date stated at the beginning of this
Agreement.

Schedule 1
Lenders and Commitments

Part I Commitments under Facility A

Lender	Commitment in US Dollars
Bank of China Limited, Zhenjiang Jingkou Sub-Branch 255 Nanmen Street Zhenjiang, Jiangsu Province, PRC Attn: Hou Guoqing Fax: 0511-8502-3498	$30,600,000

Part II

Commitments under Facility B

Lender	Commitment in RMB
Bank of China Limited, Zhenjiang Jingkou Sub-Branch 255 Nanmen Street Zhenjiang, Jiangsu Province, PRC Attn: Hou Guoqing Fax: 0511-8502-3498	RMB 587,113,761.82
Agricultural Bank of China Limited, Zhenjiang Runzhou Sub-Branch 234 East Zhongshan Road Zhenjiang, Jiangsu Province, PRC Attn: Guo Ruifeng	RMB 306,396,238.18
Shanghai Pudong Development Bank, Luwan Sub-Branch 713 Xietu Road Shanghai 200023, PRC Attn.: Gu Wenjie Fax: 021-5302-7263	RMB 100,000,000

Schedule 2
Conditions Precedent

Part A

Conditions Precedent to Initial Utilisation in respect of each Facility

I.	The Borrower shall deliver the following documents, certified to be true and valid, to the Facility Agent on or before the first Utilisation Date of a Facility:

(a)
certified copies of corporate documents of the Borrower then in effect, including its business license, orgnization code certificate, tax registration certificate, loan credit card and articles of association, all of which shall be affixed with the company chop of the Borrower;

(b)
a copy of an updated current capital verification report showing that the equity capital in the Borrower has been invested by the Shareholders in proportion to the outstanding amount of Facility A and Facility B plus any scheduled Utilisation to be made pursuant to an executed Utilisation Request;

(c)
in relation to Facility A and Facility B, a copy of a report signed by the project manager of the Borrower in good faith setting forth the status of the Project, including milestones achieved and major equipment and/or machinery purchased (the “Status Report”) which evidences that the overall progress of the Project is generally consistent with the portion of the Facilities that have been utilized as of the date of the Status Report;

(d)	a copy of a resolution of the board of directors of the Borrower, together with a list of signature specimens of all the directors of the Borrower:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)    authorising a specified person or persons to execute the Finance
Documents to which it is a party on its behalf;

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party;

(e)    an original counterpart of this Agreement executed by the relevant Obligors;

(f)    a fully completed and signed Utilization Request delivered to the Facility Agent;

(g)	a copy of valid and effective land grant contract and a copy of the land use right certificate;

(h)    executed copies of each Security Document;

(i)	evidence that the Land Use Rights Mortgage has been registered with the applicable Governmental Agency;

(j)	a copy of an approved environmental impact evaluation and the approval receipt documents from the relevant Governmental Agency;

(k)	a copy of an approved report of the energy consumption evaluation and the approval receipt documents from the relevant Governmental Agency;

(l)	a copy of an approved Feasibility Study Report and the approval receipt documents from the relevant Governmental Agency;

(m) copies of the relevant construction planning certificate and construction certificate for the construction of the Project;

(n)	evidence that the Borrower has opened bank account(s) required by the Finance Documents to be opened on or before the first Utilisation Date of any Facility; and

(o)	evidence that the proceeds of the Utilisation will be applied for the purposes set for under this Agreement.

II.
With respect to any Loan to be made by the Lenders in the form of an authorized payment, the Borrower has submitted to the Facility Agent the relevant transaction documents and such other evidence reasonably acceptable to the Facility Agent, including a list of payees which is to be attached to the Utilisation Request.

Part B of Schedule 2

Conditions Precedent to Subsequent Utilisations in respect of each Facility

I.	The Borrower shall deliver the following documents, certified true and valid, to the Facility Agent in connection with any Utilisation following the first Utilisation Date of a Facility:

(a)
a copy of an updated current capital verification report showing that the equity capital in the Borrower has been invested by the Shareholders in proportion to the outstanding amount of Facility A and Facility B plus any scheduled Utilisation to be made pursuant to an executed Utilisation Request;

(b)    a fully completed and signed Utilisation Request;

(c)
in relation to Facility A and Facility B, a copy of a report signed by the project manager of the Borrower in good faith setting forth the status of the Project, including milestones achieved and major equipment and/or machinery purchased (the “Status Report”) which evidences that the overall progress of the Project is generally consistent with the portion of the Facilities that have been utilized as of the date of the Status Report;

(d)	executed copies of each Security Document and, where applicable, evidence that the registrations of the mortgage created under the Security Documents have been completed; and

(e)	evidence that the proceeds of the Utilisation will be applied for the purposes set for under this Agreement.

II.
With respect to any Loan to be made by the Lenders in the form of an authorized payment, the Borrower has submitted to the Facility Agent the relevant transaction documents and such other evidence reasonably acceptable to the Facility Agent, including a list of payees which is to be attached to the Utilisation Request.

Schedule 3
Form of Utilisation Request

Utilisation Request

From: Aleris Dingsheng Aluminum (Zhenjiang) Co., Ltd. (the “Borrower”)

To:	Bank of China Limited, Zhenjiang Jingkou Sub-Branch (the “Facility Agent”)
Date:    [    ]

Re:
Syndicated Facility Agreement for the Project of Large Scale and High Strength Aluminum Alloy Plates, dated August 8, 2012 by, among others, Aleris Dingsheng Aluminum (Zhenjiang) Co. Ltd. (the “Borrower”), as borrower and the Facility Agent as agent for the Finance Parties (as amended from time to time, the “Syndicated Facility Agreement”)

Dear Sirs,

1.	We refer to the Syndicated Facility Agreement. This is an Utilisation Request. Terms defined in the Syndicated Facility Agreement shall have the same meaning in this Utilisation Request.

2.	We wish to borrow a [USD term loan/RMB term loan] on the following terms: Proposed Utilisation Date: [ ]
Proposed Utilisation Amount:    [    ]

3.    Interest Period for proposed Loan:    [    ]

4.    Final Maturity Date: [     ]

5.    The proceeds of this Loan should be credited to:

Bank Name:
Bank account number and other wiring/transfer particulars:
Beneficiary/payee name:
Reference:

Yours faithfully,

………………………………… Authorised Signatory
For and on behalf of

Aleris Dingsheng Aluminum (Zhenjiang) Co., Ltd.

Schedule 4
Form of Participation Notice

Participation Notice

From: Bank of China Limited, Zhenjiang Jingkou Sub-Branch (the “Facility Agent”)

To:          (the “Lender”)

Re:
Syndicated Facility Agreement for the Project of Large Scale and High Strength Aluminum Alloy Plates, dated August 8, 2012 by, among others, Aleris Dingsheng Aluminum (Zhenjiang) Co. Ltd. (the “Borrower”), as borrower and the Lenders (as amended from time to time, the “Syndicated Facility Agreement”)

Terms defined in the Syndicated Facility Agreement shall have the same meaning in this
Participation Notice.

We hereby notify your bank:

1.	that we have received a Utilisation Request dated , from the Borrower (a photocopy of which is attached as Exhibit 1).

2.	that your bank shall review the documents with respect to the conditions precedent to the Utilisation submitted by the Borrower (photocopies of which are attached as Exhibit
2) and deliver written notice to us within two (2) Business Days from the date hereto confirming whether your bank has accepted such conditions precedent.

3.	that the participation of your bank in this disbursement shall be RMB/USD [ ].

The interest rate of this Loan is: [    ].

The Proposed Utilisation Date of this Loan is: [        ]. The repayment schedule of this Loan is: [    ].

4.	that your bank shall remit the Loan proceeds by telegraphic transfer to the following account before 11:00 am (Beijing time) on the Utilisation Date:

Account Name: Account No.: Account Bank: Remarks:

Bank of China Limited, Zhenjiang Jingkou Sub-Branch
(Company Seal) as Facility Agent on behalf of the Lenders Authorized Representative:
Date:

Schedule 5
Form of Transfer Certificate

Transfer Certificate

Pursuant to Section 19.5 of the Syndicated Facility Agreement

To:	Bank of China Limited, Zhenjiang Jingkou Sub-Branch, in its capacity as facility agent (the “Facility Agent”)

From: [ [ ], in its capacity as an existing lender (the “Lender”) and ] (the “Transferee Lender”)

Date:

Re:
Syndicated Facility Agreement, dated August , 2012 , by, among others, Aleris Dingsheng Aluminum (Zhenjiang) Co. Ltd. (the “Borrower”), as borrower and the Facility Agent as agent for the Finance Parties (as amended from time to time, the “Syndicated Facility Agreement”)

1.	We refer to the Syndicated Facility Agreement. This is a Transfer Certificate. Terms defined in the Syndicated Facility Agreement shall have the same meaning in this Transfer Certificate.

2.    We refer to Section 19.5 (Procedure for Transfer):

(a)
The Lender and the Transferee Lender each agree to the Lender transferring to the Transferee Lender by novation all or part of the Lender's Commitment, rights and obligations referred to in Exhibit A (attached hereto) in accordance with Section 19.5 (Procedure for Transfer).

(b)    The proposed Transfer Date is     .

(c)	The Facility Office and address, fax number and attention details for notices of the Transferee Lender for the purposes of Section 24 (Notices) are set out in Exhibit A attached hereto.

3.	The Transferee Lender expressly acknowledges the limitations on the Lender's obligations set out in Sections 19.4(a) and 19.4(c) and hereby confirms the representations set out in Section 19.4(b).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.    This Transfer Certificate is governed by PRC law.

[Signatures follow on next page]

Transfer Details:
Exhibit A to Transfer Certificate

Commitment/rights and obligations to be transferred

Nature:    [insert description of facility(ies) transferred] Final Maturity Date:    [ ]

Participation Transferred

Commitment Transferred

Drawn Amount: [ ]
Undrawn Amount: [ ]
Administration Details:

Transferee Lender's Receiving
Account: [ ]
Address: [ ]
Telephone: [ ]
Facsimile: [ ]
Attn/Ref: [ ]

Lender    Transferee Lender
By: Name: Its:
By: Name: Its:

This Transfer Certificate (including Exhibit A attached hereto) is accepted by the Facility Agent.

The Transfer Date is confirmed as [ ].

Facility Agent

By: Name: Its:

Schedule 6
Form of Transfer Order

Transfer Order

Pursuant to Section 19.2 of the Syndicated Facility Agreement

To:    [     ], a lender (the “Lender”)

Bank of China Limited, Zhenjiang Jingkou Sub-Branch, in its capacity as facility agent (the “Facility Agent”)

Bank of China Limited, Zhenjiang Jingkou Sub-Branch, in its capacity as a lender (the “Transferee Lender”)

From: Aleris Dingsheng Aluminum (Zhenjiang) Co. Ltd. (the “Borrower”)

Date:

Re:	Syndicated Facility Agreement, dated August 8, 2012, by, among others, the Borrower, the Transferee Lender and the Facility Agent (as amended from time to time, the “Syndicated Facility Agreement”)

1.	We refer to the Syndicated Facility Agreement. This is a Transfer Order. Terms defined in the Syndicated Facility Agreement shall have the same meanings in this Transfer Order.

2.
Pursuant to Section 19.2 (Mandatory Transfer) of the Syndicated Facility Agreement, we hereby instruct you, as a Lender, to transfer your Available Commitment to the Transferee Lender by executing a Transfer Certificate in accordance with Section 19.5 of the Syndicated Facility Agreement, or as otherwise requested by us in writing. A copy of the Transfer Certificate is set out in Exhibit A attached hereto.

3.    The Transfer Date is confirmed as [     ].

4.    This Transfer Order is governed by PRC law.

This Transfer Order (including the Transfer Certificate in Exhibit A attached hereto) is hereby accepted by the Lender, the Transferee Lender and the Facility Agent.

Lender [NAME]	Transferee Lender BankofChinaLimited, ZhenjiangJingkouSub- Branch,	Facility Agent BankofChinaLimited, ZhenjiangJingkouSub- Branch ,
By: Name: Its:	By: Name: Its:	By: Name: Its:

Exhibit A
Initial Drawdown Schedule

The schedule below sets forth the preliminary drawdown plan for the unutilized portion of Facility A and Facility B. The contents herein are not intended to be final or binding and may be updated by the Borrower from time to time based on the then current status of the Project and/or the financial condition of the Borrower.

Date	Facility A (USD)	Facility B (RMB)
3Q 2012	—	300,000,000.00
4Q 2012	—	106,396,238.18

BORROWER

For and on behalf of )
ALERIS DINGSHENG ALUMINUM )
(ZHENJIANG) CO., LTD. )

By:             /s/Ingo Günther Kröpfl
Name: Ingo Günther Kröpfl
Title: General Manager / Authorized Representative

LEAD ARRANGER

For and on behalf of )
BANK OF CHINA LIMITED, )
JIANGSU BRANCH )

By: /s/ Authorized Representative

SECONDARY ARRANGER

For and on behalf of )
AGRICULTURAL BANK OF CHINA LIMITED, )
ZHENJIANG BRANCH )

By: /s/ Authorized Representative

FACILITY AGENT

For and on behalf of )
BANK OF CHINA LIMITED, )
ZHENJIANG JINGKOU SUB-BRANCH )

By: /s/ Authorized Representative

SECURITY AGENT

For and on behalf of )
BANK OF CHINA LIMITED, )
ZHENJIANG JINGKOU SUB-BRANCH )

By: /s/ Authorized Representative

LENDER

For and on behalf of )
BANK OF CHINA LIMITED, )
ZHENJIANG JINGKOU SUB-BRANCH )

By: /s/ Authorized Representative

LENDER

For and on behalf of )
AGRICULTURAL BANK OF CHINA LIMITED, )
ZHENJIANG RUNZHOU SUB-BRANCH )

By: /s/ Authorized Representative

LENDER

For and on behalf of )
SHANGHAI PUDONG DEVELOPMENT BANK, )
LUWAN SUB-BRANCH )

By: /s/ Authorized Representative